Exhibit 99.3

STOCK PURCHASE AGREEMENT

between

VP PRIMALOFT HOLDINGS, LLC

and

RELENTLESS INTERMEDIATE, INC.

Dated as of June 4, 2022

i

TABLE OF EXHIBITS

Exhibit A	Definitions	57
Exhibit B	Form of Escrow Agreement
Exhibit C	Closing Working Capital
Exhibit D	Form of Contribution Agreement
Exhibit E	Form of Subscription Agreement

INDEX OF ADDITIONAL DEFINED TERMS

Defined Term	Section
280G Approval	Section 5.1(g)
Acquisition Proposal	Section 5.1(f)
Action	Section 3.1
Aggregate Purchase Price	Section 2.2
Agreement	Preamble
Attorney-Client Communications	Section 9.17(b)
Bankers	Section 4.26
Benefit Plan	Section 4.12(a)
Business Day	Section 9.15
China Entity	Section 7.5(e)
Closing	Section 2.5
Closing Balance Sheet	Section 2.4(a)
Closing Date	Section 2.5
Closing Statement	Section 2.4(a)
Company	Recitals
Company Employees	Section 7.6(a)
Company Group	Recitals
Confidential Information	Section 7.9(b)
Confidential Information Presentation	Section 4.27
Confidentiality Agreement	Section 5.2(a)
Contribution Agreements	Recitals
Covered Person	Section 7.4(a)
D&O Claim	Section 7.4(a)
D&O Tail	Section 7.4(a)
Deferred Items	Section 4.8(a)(ix)
Delivery Date	Section 2.4(a)
Disclosure Schedules	ARTICLE IV
Dispute Notice	Section 2.4(c)
Dispute Period	Section 2.4(c)
Disputed Items	Section 2.4(c)
Downward Adjustment Amount	Section 2.4(c)
Equity Redemption	Section 5.1(d)
Equity Rollover Holder	Recitals
ERISA	Section 4.12(a)
Escrow Account	Section 2.3(a)
Escrow Agent	Section 2.3(a)
Escrow Agreement	Section 2.3(a)

Escrow Amount	Section 2.3(a)
Estimated Aggregate Purchase Price	Section 2.3
Estimated Closing Statement	Section 2.3
Existing Guaranty	Section 5.2(g)
Final Purchase Price	Section 2.4(d)
Financial Statements	Section 4.5(a)
General Enforceability Exceptions	Section 3.1
HSR Act	Section 3.2
Indemnification Provisions	Section 7.4(a)
Independent Accountant	Section 2.4(c)
Indirect Transfer	Section 7.5(e)
Information Technology	Section 4.19(a)
Intellectual Property Licenses	Section 4.18(b)
Intellectual Property Registrations	Section 4.18(a)
Interim Financial Statement Date	Section 4.5(a)
Interim Financial Statements	Section 4.5(a)
IRS	Section 4.12(a)
Leased Premises	Section 4.17(a)
Material Contracts	Section 4.10(d)
Non-Equity Rollover Holder	Recitals
Notice 7	Section 7.5(e)
Organizational Documents	Section 4.1(c)
Pay-Off Letters	Section 6.2(g)(vi)
Permits	Section 4.11
Personal Information	Section 4.19(b)
Post-Signing Contribution Agreement	Recitals
Post-Signing Equity Rollover Holders	Recitals
Preliminary Closing Balance Sheet	Section 2.3
Privacy Laws	Section 4.19(b)
Purchaser	Preamble
Purchaser Benefit Plan	Section 7.1(a)
Purchaser Marks	Section 7.10
Purchaser Related Party(ies)	Section 7.1(b)
Purchaser TopCo	Recitals
Replacement Guaranty	Section 5.2(c)
Rollover Holder	Recitals
Rollover Partial Redemption	Section 5.1(e)
Rollover Shares	Recitals
Securities Act	Section 3.6
Seller	Preamble
Seller Related Party(ies)	Section 7.1(a)
v

Shares	Recitals
Subscription Agreement	Recitals
Termination Date	Section 8.1(d)
Top Brand Partners	Section 4.21(a)
Top Manufacturers	Section 4.21(b)
Top Suppliers	Section 4.21(b)
Top Suppliers/Manufacturers	Section 4.21(b)
Transaction Tax Deductions	Section 7.5(a)(iii)
Transactions	Recitals
Upward Adjustment Amount	Section 2.4(d)
Waived Benefit	Section 5.1(g)
WARN Act	Section 3.8

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of June 4, 2022, by and between VP PRIMALOFT HOLDINGS, LLC, a Delaware limited liability company (the “Seller”) and Relentless Intermediate, Inc., a Delaware corporation (“Purchaser”).
WHEREAS, as of the date hereof the Seller owns one hundred percent (100%) of the issued and outstanding shares of common stock, $0.01 par value per share (the “Shares”) of PrimaLoft Technologies Holdings, Inc., a Delaware corporation (the “Company”);
WHEREAS, the Company owns, directly or indirectly, all of the issued and outstanding Equity Securities (as defined below) of the Subsidiaries as set forth on Schedule 4.4 (such Subsidiaries, together with the Company, the “Company Group”);
WHEREAS, Seller desires to sell, and Purchaser desires to purchase from Seller, all of the Shares (other than the Rollover Shares (as defined below)) on the terms and subject to the conditions contained herein;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement of the willingness of Purchaser to enter into this Agreement, each of the persons set forth on Schedule 1(A) identified as an Equity Rollover Holder (each an “Equity Rollover Holder”), the Seller and Relentless Topco, Inc., a Delaware corporation and the parent of Purchaser (“Purchaser TopCo”) have entered into a Contribution and Assignment Agreement in the form attached hereto as Exhibit D (the “Contribution Agreements”), pursuant to which the Seller has agreed to cause a redemption of certain Equity Securities in the Seller held by the Equity Rollover Holders in exchange for a sufficient number of the Shares to permit the Equity Rollover Holders to satisfy their respective obligations under the Contribution Agreements to contribute the Aggregate Rollover Amount (as set forth therein, such Shares, together with any such Shares redeemed in connection with the Post-Signing Contribution Agreements, the “Rollover Shares”), with such contributions to be effective immediately prior to the Closing;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement of the willingness of Purchaser to enter into this Agreement, the person set forth on Schedule 1(A) identified as a Non-Equity Rollover Holder (the “Non-Equity Rollover Holder”), has entered into a Subscription Agreement in the form attached hereto as Exhibit E (the “Subscription Agreement”), pursuant to which the Non-Equity Rollover Holder has agreed to make a contribution of cash to Purchaser TopCo in exchange for Equity Securities of Purchaser TopCo, with such contributions to be effective immediately prior to the Closing and as further described in Section 5.1(e);
WHEREAS, between the execution of this Agreement and the Closing, the Seller, Purchaser and certain holders of Equity Securities in the Seller (other than the Equity Rollover Holders) (the “Post-Signing Equity Rollover Holders”, and together with the Equity Rollover Holders, the “Rollover Holders”) may agree to enter into (and Purchaser may agree to cause Purchaser HoldCo to enter into) an agreement that is substantially similar in form and substance to the Contribution Agreements entered into by the Equity Rollover Holders (the “Post-Signing Contribution Agreement”), in which the Seller will cause a redemption of certain Equity Securities in the Seller held by the Post-Signing Equity Rollover Holders in exchange for a sufficient number of the Shares to permit the Post-Signing Equity Rollover Holders to satisfy the “Rollover Amount” identified in their particular Post-Signing Contribution Agreement, with such contributions to be effective immediately prior to the Closing;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement of the willingness of Purchaser to enter into this Agreement, Purchaser and certain members of management of the Company identified on Schedule 1(B) have entered into Restrictive Covenant Agreements to be effective as of the Closing Date;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement of the willingness of Purchaser to enter into this Agreement, Purchaser and the person identified on Schedule 1(C) have entered into a Non-Solicitation Agreement to be effective as of the Closing Date; and
WHEREAS, in connection with the transactions contemplated hereby and by the Ancillary Agreements (as defined below) (the “Transactions”), Compass Group Diversified Holdings LLC, a Delaware limited liability company, has delivered to the Seller a fully executed limited guaranty in favor of the Seller as of the date hereof with respect to certain of Purchaser’s obligations under this Agreement (the “Limited Guaranty”).
NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

1.1    Definitions. Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement have the meanings given to them on Exhibit A.

ARTICLE II
Purchase and Sale of the Shares

2.1    Agreement to Purchase and Sell the Shares (Other than the Rollover Shares). On the terms and subject to the conditions contained in this Agreement, at the Closing, Purchaser shall purchase from Seller, and Seller shall sell, transfer, assign and deliver to Purchaser, all of the Shares (other than the Rollover Shares, the contribution of which to Purchaser TopCo shall occur immediately prior to the Closing pursuant to the Contribution Agreements and, if applicable, Post-Signing Contribution Agreements), free and clear of all Liens.

2.2    Calculation of the Aggregate Purchase Price. For purposes of this Agreement: “Aggregate Purchase Price” shall mean an amount, subject to adjustment pursuant to Section 2.4 hereof, equal to:

(a)    Five Hundred Thirty Million Dollars ($530,000,000);

(b)    plus the aggregate amount of Cash Equivalents;

(c)    plus the amount by which the Closing Working Capital exceeds the Target Working Capital or minus the amount by which the Target Working Capital exceeds the Closing Working Capital, as applicable (for the sake of clarity, if the Closing Working Capital is a larger negative amount in relation to the Target Working Capital, then the Aggregate Purchase Price shall be reduced by the difference between such amounts, and if the Closing Working Capital is a smaller negative amount in relation to the Target Working Capital (or a positive amount), then the Aggregate Purchase Price shall be increased by the difference between such amounts);

(d)    minus the aggregate amount of Indebtedness;

(e)    minus the aggregate amount of Transaction Expenses; and

(f)    minus the Aggregate Rollover Amount.

2.3    Manner of Payment of the Estimated Aggregate Purchase Price and Other Payments. As soon as practicable before the Closing, but in no event later than 5:00 p.m. (Pacific Time) on the date that is three (3) Business Days prior to the Closing Date, the Seller shall deliver in writing to Purchaser its good faith estimate of the Aggregate Purchase Price (the “Estimated Aggregate Purchase Price”) based upon the most recent reasonably ascertainable financial information of the Company Group (which estimate shall (a) set forth an estimate of the various components of the Aggregate Purchase Price as set forth in Section 2.2, to the extent applicable, based on the Preliminary Closing Balance Sheet, (b) include an estimated consolidated balance sheet of the Company Group as of immediately prior to the Closing (the “Preliminary Closing Balance Sheet”) and (c) be prepared in a manner consistent with GAAP (except as modified by the Closing Working Capital Schedule attached as Exhibit C) and in accordance with (i) the definitions set forth in this Agreement and (ii) clauses (x), (y) and (z) of Section 2.4(a)) (the “Estimated Closing Statement”). The Seller will consider in good faith any input from Purchaser relating to the Estimated Closing Statement. All such estimates in the Estimated Closing Statement shall not limit or otherwise affect Purchaser’s rights to seek post-Closing adjustment in respect of any such matters pursuant to Section 2.4, and shall not constitute an acknowledgement by Purchaser of the accuracy of the amounts reflected therein. At the Closing, Purchaser shall:

(a)    deposit Five Million Three Hundred Thousand Dollars ($5,300,000) (the “Escrow Amount”) with Citibank, N.A., as escrow agent (the “Escrow Agent”), with such funds to be kept in a segregated account (the “Escrow Account”) designated by the Escrow Agent in accordance with the terms of the escrow agreement substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”) as security for amounts payable to Purchaser pursuant to Section 2.4;

(b)    pay, in accordance with the Pay-Off Letters, the Indebtedness identified on Schedule 6.2(g)(vi) by wire transfer of immediately available funds;

(c)    pay in full all of the Transaction Expenses by wire transfer of immediately available funds to the account(s) designated by the Seller; and

(d)    pay by wire transfer of immediately available funds pursuant to instructions furnished by Seller an amount equal to the Estimated Aggregate Purchase Price, minus the Escrow Amount.

2.4    Aggregate Purchase Price Adjustments.

(a)    As promptly as possible, but in any event within ninety (90) days after the Closing Date, Purchaser shall cause to be prepared and delivered to the Seller a consolidated balance sheet of the Company Group as of immediately prior to the Closing (the “Closing Balance Sheet”) and a statement (together with the Closing Balance Sheet, the “Closing Statement,” and the date on which the Closing Statement is delivered to the Seller, the “Delivery Date”) setting forth, in reasonable detail and with reasonable supporting documentation, Purchaser’s calculation of the amount of: (i) Cash Equivalents, Indebtedness and Closing Working Capital, (ii) Transaction Expenses, (iii) the Aggregate Purchase Price and (iv) the adjustment necessary to reconcile the Estimated Aggregate Purchase Price to the Aggregate Purchase Price. The Closing Statement shall be prepared in a manner consistent with GAAP (except as modified by the Closing Working Capital Schedule attached as Exhibit C) and in accordance with the definitions set forth in this Agreement. In preparing the Closing Statement: (x) any and all effects on the assets or liabilities of the Company Group of any distributions, financing or refinancing arrangements entered into by Purchaser, the Seller or the Company Group at or after the Closing or any other transaction entered into by Purchaser, the Seller or the Company Group at or after the Closing in connection with the consummation of the Transactions shall be entirely disregarded; (y) it shall be assumed that the Company Group and its lines of business shall be continued as a going concern, and (z) there shall not be taken into account any of the plans, transactions or changes that Purchaser intends to initiate or make or cause to be initiated or made at or after the Closing with respect to the Company Group or its businesses or assets, or any facts or circumstances that are unique or particular to Purchaser or any assets or liabilities of Purchaser, or any obligation for the payment of the Aggregate Purchase Price hereunder.

(b)    Purchaser shall, and shall cause the Company Group to, provide the Seller (and its representatives) with reasonable access during normal business hours to the books, records, supporting data, facilities and personnel of the Company Group for purposes of the Seller’s review of the Closing Statement and reasonably cooperate with the Seller (and its representatives) in connection with such review.

(c)    The Seller shall have forty-five (45) days following the Delivery Date (the “Dispute Period”) to review the Closing Statement. If the Seller has any objections to the Closing Statement, the Seller shall deliver to Purchaser a statement setting forth its objections thereto (a “Dispute Notice”), which shall identify in reasonable detail those items and amounts to which the Seller objects and the reasons for its dispute (the “Disputed Items”). Seller shall be deemed to have agreed with all items in the Closing Statement other than as set forth in the Dispute Note and such items that are not set forth in the Dispute Notice shall be deemed final and binding upon the parties and enforceable by a court of competent jurisdiction. If the Seller delivers a Dispute Notice to Purchaser, Purchaser and the Seller shall attempt to resolve the Disputed Items within thirty (30) days after delivery of the Dispute Notice. If Purchaser and the Seller are unable to resolve any Disputed Items within such thirty (30) day period, Purchaser and the Seller shall mutually engage and submit such Disputed Items to, and the same shall be finally resolved in accordance with the provisions of this Agreement by, Deloitte Touche Tohmatsu Limited, or, if such firm is not available or unwilling to accept such engagement, such other independent accounting firm mutually acceptable to Purchaser and the Seller (the “Independent Accountant”). Purchaser and the Seller shall use their respective commercially reasonable efforts to cause the Independent Accountant to resolve the Disputed Items as soon as practicable, but in any event within thirty (30) days (or such other period of time as Purchaser and the Seller shall agree) after engagement by Purchaser and the Seller, and to set forth in a written statement its final determination of the Closing Statement and the resulting Aggregate Purchase Price based upon its resolution of such Disputed Items and the items and amounts with respect to the Closing Statement that were not Disputed Items. The Independent Accountant shall review the submissions of Purchaser and the Seller and base its determination solely on such submissions, and not an independent review. In resolving any Disputed Item, the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the least value for such item claimed by either party, in each case, as set forth in the Closing Statement or the Dispute Notice (if any). The decision of the Independent Accountant shall be deemed final and binding upon the parties and enforceable by a court of competent jurisdiction. Each party shall bear its own costs and expenses in connection with the resolution of such Disputed Items by the Independent Accountant. The fees and expenses of the Independent Accountant shall be allocated between Purchaser and the Seller so that the amount of fees and expenses paid by the Seller (with the remainder of such amount being paid by Purchaser) shall be equal to the product of (x)

and (y), where (x) is the aggregate amount of such fees and expenses, and where (y) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by the Seller (as determined by the Independent Accountant) and the denominator of which is the total value in dispute. If a Dispute Notice is not delivered to Purchaser during the Dispute Period, the Closing Statement as prepared by Purchaser shall be deemed accepted and agreed to by the Seller and shall be final, binding and non-appealable by the parties hereto.

(d)    If the Aggregate Purchase Price, based upon the final determination pursuant to Sections 2.4(b) and 2.4(c) (the “Final Purchase Price”), exceeds the Estimated Aggregate Purchase Price (such excess, the “Upward Adjustment Amount”), then promptly (but in any event within five (5) Business Days after the determination of the Final Purchase Price): (i) Purchaser shall pay the Upward Adjustment Amount to the Seller (for the benefit of the Seller and the Rollover Holders) by wire transfer of immediately available funds pursuant to instructions furnished by the Seller and (ii) Purchaser and the Seller shall jointly instruct the Escrow Agent to pay the Escrow Amount (plus all earnings thereon) to the Seller from the Escrow Account pursuant to instructions furnished by the Seller. Following receipt of the Upward Adjustment Amount, the Seller shall deliver to the Rollover Holders their respective Rollover Pro Rata Amount of the same at the same time that it otherwise makes a distribution of the Upward Adjustment Amount to its members.

(e)    If the Estimated Aggregate Purchase Price exceeds the Final Purchase Price (such excess, the “Downward Adjustment Amount”), then promptly (but in any event within five (5) Business Days after the determination of the Final Purchase Price), Purchaser and the Seller shall jointly instruct the Escrow Agent to pay to Purchaser the Downward Adjustment Amount from the Escrow Account, with the Downward Adjustment Amount to be deducted from the Escrow Amount. If the Downward Adjustment Amount does not exceed the Escrow Amount, Purchaser and the Seller shall promptly (but in any event within five (5) Business Days after the determination of the Final Purchase Price) jointly instruct the Escrow Agent to pay the balance of the Escrow Amount (plus all earnings thereon) to the Seller (for the benefit of Seller and the Rollover Holders) from the Escrow Account pursuant to instructions furnished by the Seller. Following receipt of such amounts, the Seller shall deliver to the Rollover Holders their respective Rollover Pro Rata Amount of such amounts at the same time that it otherwise makes a distribution of the Upward Adjustment Amount to its members. If the Downward Adjustment Amount exceeds the Escrow Amount, the Seller shall pay such excess to Purchaser by wire transfer of immediately available funds pursuant to instructions furnished by Purchaser within five (5) Business Days after the determination of the Final Purchase Price.

(f)    If the Estimated Aggregate Purchase Price equals the Final Purchase Price, then promptly (but in any event within five (5) Business Days after the determination of the Final Purchase Price) Purchaser and the Seller (for the benefit of the Seller and the Rollover Holders) shall jointly instruct the Escrow Agent to pay the Escrow Amount (plus all earnings thereon) to the Seller from the Escrow Account pursuant to instructions furnished by the Seller. Following receipt of such amounts, the Seller shall deliver to the Rollover Holders their respective Rollover Pro Rata Amount of such amounts at the same time that it otherwise makes a distribution of such amounts to its members.

(g)    Notwithstanding anything to the contrary herein, if Purchaser fails to timely deliver the Closing Statement in accordance with Section 2.4(a), then the Final Purchase Price shall be deemed to equal the Estimated Aggregate Purchase Price; provided, however, that if within ten (10) days following the failure to timely deliver the Closing Statement in accordance with Section 2.4(a), the Seller notifies Purchaser in writing of such failure and Purchaser does not cure such failure within fifteen (15) days thereafter, the Seller shall be entitled to retain (at the expense of Purchaser) the Independent Accountant to provide an audit or other review of the Company Group’s books, review the calculation of the Estimated Aggregate Purchase Price and make any adjustments necessary thereto, consistent with the provisions of Section 2.4, in which case the Final Purchase Price shall be deemed to be the Estimated Aggregate Purchase Price as adjusted by the Independent Accountant pursuant to this Section 2.4(g) (the determination of such Independent Accountant being conclusive and binding on the parties hereto).

2.5    Time and Place of Closing. The closing of the Transactions (the “Closing”) shall take place remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing at 10:00 a.m., local time, no later than the third (3rd) Business Day immediately following satisfaction of the conditions to the Closing set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing) or such other place, date or time as Purchaser and the Seller may mutually agree. The parties shall use their reasonable best efforts to complete the Closing through electronic means of communication to avoid the necessity of a physical Closing. The date on which the Closing occurs in accordance with this Section is referred to in this Agreement as the “Closing Date.” The Closing will be deemed to occur at the close of business on the Closing Date.

2.6    Withholding Taxes. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be withheld under the Code, or any applicable provision of Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction or withholding was made.

ARTICLE III
Representations and Warranties of Purchaser

Purchaser represents and warrants to the Seller as of the date hereof (unless the representation is as of a specified date, in which case it shall be as of such specified date) as follows:

3.1    Corporate Organization. Purchaser is a corporation duly organized, existing and in good standing under the Laws of the State of Delaware. Purchaser has all requisite corporate power and authority to execute, deliver and perform this Agreement and each Ancillary Agreement to which it will be a party. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it will be a party by Purchaser and the consummation by Purchaser of the Transactions have been duly and validly authorized by all necessary action of Purchaser. This Agreement has been, and upon their execution each Ancillary Agreement to which Purchaser will be a party will have been, duly executed and delivered by Purchaser and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution, each Ancillary Agreement to which Purchaser will be a party will constitute, a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect, and (ii) the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity (regardless of whether enforceability is considered in a charge, complaint, litigation, arbitration, suit, claim, action or proceeding, at Law or in equity (each, an “Action”) (collectively, clauses (i) and (ii) together, the “General Enforceability Exceptions”)).

3.2    Consents. Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), no consent, authorization, order, permit or approval of, or filing or registration with, any Governmental

Authority is required to be obtained by Purchaser in connection with its execution, delivery and performance of this Agreement or any Ancillary Agreement to which it is a party or the consummation by Purchaser of the Transactions.

3.3    Absence of Conflicts. Neither the execution and delivery of this Agreement or any Ancillary Agreement to which it is a party by Purchaser, nor the consummation by Purchaser of the Transactions, will conflict with or result in a breach of any of the terms, conditions or provisions of Purchaser’s Organizational Documents, or of any Laws, or of any order, writ, injunction, judgment or decree of any Governmental Authority or of any arbitration award to which Purchaser is subject. Purchaser is not a party to any Contract whereby timely performance by Purchaser according to the terms of this Agreement may be prohibited, prevented or delayed.

3.4    Brokers and Finders. No person is or will become entitled, by reason of any contract or arrangement entered into or made by or on behalf of Purchaser or any of its Affiliates, to receive a broker’s commission, finder’s fee, investment banker’s fee or similar payment in connection with the Transactions, in each case, for which the Seller or any of its Affiliates might have any liability following the Closing.

3.5    Solvency. Immediately after giving effect to the Transactions and the incurrence of any indebtedness therewith and assuming the accuracy of the representations and warranties set forth in ARTICLE IV, the Company Group will not be insolvent.

3.6    Accredited Investor. Purchaser is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”). Purchaser acknowledges that it is informed as to the risks of the Transactions and of ownership of the Shares. Purchaser acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities Laws and that the Shares may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Shares are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

3.7    Funding. Purchaser has, or shall have at the Closing, sufficient funds in order to consummate the Transactions, on the terms contained herein. For the avoidance of any doubt, Purchaser acknowledges and agrees that there is no financing contingency or financing condition of any kind with respect to any of its obligations under this Agreement or in connection with the Transactions.

3.8    WARN Act. Purchaser has no present plans or intention to carry out, following the Closing, any plant closing or mass layoff which would violate the federal Worker Adjustment and Retraining Notification Act or any similar applicable state or local Law (collectively, the “WARN Act”) at any facility of the Company Group’s businesses (assuming for purposes of this subsection that no notice would be given in connection with any such closing or layoff).

3.9    Litigation and Claims. There is no Action, pending or, to Purchaser’s Knowledge, threatened against Purchaser: (i) with respect to or affecting Purchaser’s ability to perform its obligations hereunder, or (ii) reasonably likely to prohibit, restrict or delay the performance of this Agreement by Purchaser.

ARTICLE IV
Representations and Warranties of the Seller
The Seller makes the following representations and warranties to Purchaser. All representations and warranties of the Seller are made subject to the disclosures in the schedules delivered by the Seller to Purchaser concurrently herewith and identified by the parties as the “Disclosure Schedules.”

4.1    Organization; Authority; Enforceability.

(a)    The Seller is a limited liability company, duly organized, existing and in good standing under the Laws of the State of Delaware. The Seller has all requisite limited liability company power and authority to own, lease and operate its properties and carry on its business as now conducted and to enter into and perform this Agreement and each Ancillary Agreement to which it will be a party and to consummate the Transactions. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it will be a party by the Seller and the consummation by the Seller of the Transactions have been duly and validly authorized by all necessary limited liability action of the Seller. This Agreement has been, and upon their execution each Ancillary Agreement to which the Seller will be a party will have been, duly executed and delivered by the Seller and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution, each Ancillary Agreement to which the Seller will be a party will constitute, a legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except as limited by the General Enforceability Exceptions.

(b)    Each member of the Company Group is duly incorporated, organized or formed, validly existing and in good standing (or the jurisdictional equivalent) under the Laws of its jurisdiction of incorporation, organization or formation (as applicable). Each member of the Company Group has all requisite organizational power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its businesses as now conducted and is in good standing in each applicable jurisdiction, except where the failure to be in good standing or to hold such authorizations, licenses and permits would not reasonably be expected to have a Material Adverse Effect.

(c)    The Seller has heretofore furnished to Purchaser a complete and correct copy of the certificate of incorporation, bylaws, certificate of formation or operating agreement (or equivalent organizational documents) (“Organizational Documents”), each as amended to date, of each member of the Company Group. Such Organizational Documents are in full force and effect. No member of the Company Group is in violation of any of the provisions of its Organizational Documents. The transfer books and minute books of each member of the Company Group, if any, have been made available for inspection by Purchaser prior to the date hereof and are true and complete.

4.2    Consents and Approvals. Except as set forth on Schedule 4.2 and the applicable requirements of the HSR Act, no consent, authorization, order, permit, exemption or approval of, or filing, notice or registration with, any Governmental Authority is required for or in connection with the execution, delivery and performance by the Seller of this Agreement or any Ancillary Agreement to which it is a party or the consummation by the Seller of the Transactions.

4.3    Conflicts. Neither the execution and delivery of this Agreement or any Ancillary Agreement to which it is a party by the Seller, nor the consummation by the Seller and the Company Group of the Transactions, will (a) conflict with or result in a breach of any of the terms, conditions or provisions of the Organizational Documents of either the Seller or any member of the Company Group (as applicable), (b) conflict with or violate any Laws applicable to either the Seller or the Company Group, or any order, writ, injunction, judgment or decree of any Governmental Authority or of any arbitration award to which either the Seller or the Company Group is a party or by which either the Seller or any member of the Company Group is bound or (c) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any person or otherwise adversely affect any rights of the Seller or the Company Group under, or result in the creation of any Lien on any property, asset or right of the Seller or the Company pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Seller or the Company Group is a party or by which the Seller or the Company Group or any of their respective properties, assets or rights are bound or affected, except in the case of clause (c) would not reasonably be expected to have a Material Adverse Effect. No “fair price,” “interested shareholder,” “business combination” or similar provision of any United States state takeover Law applicable to the Seller or any member of the Company Group is applicable to the Transactions.

4.4    Capitalization; Subsidiaries. The authorized capital stock of the Company consists of the Shares. All of the Shares have been duly authorized, validly issued, are fully paid and non-assessable, and as of the date hereof are owned beneficially and of record by the Seller, and, following the Rollover Partial Redemption, shall be owned beneficially and of record by the Seller and the Rollover Holders, in each case, free and clear of all options, proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, rights of first refusal or first offer, Liens and transfer restrictions, except any transfer restrictions imposed by the Seller’s Organizational Documents, applicable securities Laws, and Liens securing Indebtedness to be satisfied at Closing, and, in each case other than the transactions contemplated by the Contribution Agreements and, if applicable, the Post-Signing Contribution Agreements and, in each case, any related agreements. The Seller has the limited liability company right, authority and power to sell, assign and transfer the Shares (and at the Closing, other than the Rollover Shares) to Purchaser. Upon delivery to Purchaser of the Shares (other than the Rollover Shares) at the Closing and Purchaser’s payment of the Estimated Aggregate Purchase Price, Purchaser shall acquire good, valid and marketable title to the Shares (other than the Rollover Shares), free any clear of all options, proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, rights of first refusal or first offer, Liens and transfer restrictions other than any transfer restrictions imposed by applicable securities Laws and Liens created by Purchaser, and, in each case, other than the transactions contemplated by the Contribution Agreements and, if applicable, the Post-Signing Contribution Agreements and, in each case, any related agreements. Schedule 4.4 sets forth a true and complete list, as of the date hereof, of the name, jurisdiction of organization and the ownership of the authorized, issued and outstanding Equity Securities of each Subsidiary of the Company. All of the issued and outstanding Equity Securities of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable (or the jurisdictional equivalents), and are owned of record and beneficially (or the jurisdictional equivalents) by the identified member of the Company Group in the respective amounts set forth in Schedule 4.4. Except for the Shares and except as set forth on Schedule 4.4, no member of the Company Group has issued or agreed to issue any of its Equity Securities or any stock appreciation right, phantom stock, interest in the ownership of any member of the Company Group or other equity equivalent or equity-based award or right. All of the aforesaid Equity Securities have been offered, sold and delivered by a member of the Company Group in material compliance with all applicable federal and state securities laws. Except for rights granted to Purchaser under this Agreement or as otherwise contemplated by the Contribution Agreements and, if applicable, the Post-Signing Contribution Agreements, or in each case, any related agreements, or Section 5.1(d), there are no outstanding obligations of the Company Group to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued Equity Securities of the Company or any of its Subsidiaries. No Equity Securities of the Company or any of its Subsidiaries have been issued in violation of any provision of applicable Law, the Organizational Documents of the Company Group or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. Except for the Subsidiaries listed on Schedule 4.4, no member of the Company Group directly or indirectly owns any Equity Securities in, or is under any current obligation to make any loan, capital contribution or other investment in, any person (other than another member of the Company Group).

4.5    Financial Information.

(a)    True and complete copies of the consolidated balance sheets and the related statements of operations, equityholder’s equity and cash flows of the Seller and the Company Group for the fiscal years ended December 31, 2021 and December 31, 2020, as audited by RSM US LLP, are contained in Schedule 4.5(a). Such financial statements described in the preceding sentence are referred to herein collectively as the “Financial Statements.” Copies of the unaudited consolidated balance sheets and the related statements of income of the Seller and the Company Group for the four (4) month period ended April 30, 2022 are also contained in Schedule 4.5(a). Such financial statements described in the preceding sentence are referred to herein as the “Interim Financial Statements.” April 30, 2022 is referred to herein as the “Interim Financial Statement Date.” The Financial Statements and Interim Financial Statements (i) have been prepared in accordance with the books and records of the Company Group and (ii) present fairly, in all material respects, the consolidated financial position of the Company Group as of the dates thereof and the results of operations and cash flows of the Company Group for the periods covered by said statements, in conformity with GAAP applied on a consistent basis throughout the periods indicated, except as disclosed therein and, in the case of the Interim Financial Statements, except for the absence of any schedules and footnote disclosures and any normal and recurring year end adjustments that will be consistent with past practice and, which, individually or in the aggregate, would not be material.

(b)    The Company Group has no liabilities that would be required to be reflected or reserved against on a consolidated balance sheet prepared in accordance with GAAP except for (i) liabilities reflected in the Interim Financial Statements, including liabilities disclosed in the notes thereto, (ii) liabilities reflected in the Financial Statements, including liabilities disclosed in the notes thereto, (iii) liabilities incurred in the ordinary course of business since the Interim Financial Statement Date that, individually or in the aggregate, are not material to the Company Group, (iv) liabilities under this Agreement or any Ancillary Agreements, (v) liabilities for Transaction Expenses and Indebtedness taken into account in the determination of the Aggregate Purchase Price.

(c)    The books of account and financial records of the Company Group are true and correct in all material respects and have been prepared and are maintained in accordance with GAAP.

4.6    Title to Assets. Except as set forth on Schedule 4.6, the Company Group has good and valid title to, or a valid leasehold interest in, all of its assets, including all of the assets reflected as being assets of the Company Group on the balance sheet included in the Interim Financial Statements, other than those assets sold, transferred or otherwise disposed of in the ordinary course of business consistent with past practice following the Interim Financial Statement Date, free and clear of any Liens, except for Permitted Liens. The Company Group’s tangible assets are in good operating condition and have been maintained in all material respects in good operating condition and repair (normal wear and tear excepted) and are adequate for the uses to which they are put. The Company Group owns, or has a valid leasehold interest in, all material properties and assets necessary for the conduct of the business as presently conducted.

4.7    Insurance. Schedule 4.7 lists all insurance policies that are owned by any member of the Company Group, under which any member of the Company Group is a beneficiary, or to which a member of the Company Group is named as an insured or loss payee, including those that pertain to the Company Group’s assets, employees or operations. Schedule 4.7 also sets forth with respect to each insurance policy, the carrier, policy number, a description or type of coverage and the amount of annual premiums. With respect to each such insurance policy, (i) such insurance policies are in full force and effect and no material default exists with respect to the obligations of the Company Group under any such policy, (ii) no application therefor included a material misstatement or omission, (iii) the Company Group has not, within the past three (3) years, received written notice of, nor, to the Seller’s Knowledge is there threatened, any cancellation or termination of any such insurance policy. Except as set forth on Schedule 4.7, no member of the Company Group has self-insurance or co-insurance programs (it being understood that retention or deductible amounts shall not be considered self-insurance or co-insurance programs). No claim currently is pending under any such insurance policy involving an amount in excess of $100,000. All material insurable risks in respect of the business and assets of the Company Group are covered by such insurance policies and, to the Seller’s Knowledge, the types and amounts of coverage provided therein are usual and customary in the context of the business and operations in which the Company Group is engaged. The activities and operations of the Company Group have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. The consummation of the Transactions will not cause a cancellation or reduction in the coverage of such policies. The Company Group has not made any claims on existing insurance policies, including business interruption insurance, as a result of COVID-19 or any COVID-19 Measures.

4.8    Taxes.

(a)    Except as set forth on Schedule 4.8(a):

(i)    (a) All Income Tax Returns and other material Tax Returns required to have been filed by the Company Group on or before the date hereof (taking into account extensions properly obtained) have been filed (b) such Tax Returns were true, correct, and complete in all material respects;

(ii)    All Taxes required to be paid by the Company Group (regardless of whether shown to be payable on any Tax Returns), have been timely paid in full;

(iii)    No written waiver of any statute of limitations relating to any Taxes or Tax Returns for which the Company Group is liable is in effect, other than ordinary course extensions to file a Tax Return;

(iv)    There is no material audit or administrative or judicial proceeding pending with respect to Taxes payable by the Company Group;

(v)    All deficiencies asserted in writing or assessments made in writing as a result of any examination of the Tax Returns referred to in clause (i) by a Governmental Authority, to the extent required to be paid by the Company Group, have been paid in full, are fully reflected as a liability in the Interim Financial Statements, are being contested in good faith, or are otherwise resolved;

(vi)    There are no liens for Taxes upon the assets of the Company Group (except for Permitted Liens) that arose in connection with any failure (or alleged failure) to pay any Taxes;

(vii)    No member of the Company Group has engaged in any “listed transaction” as defined in Treasury Regulation Sections 1.6011-4(b) (other than such transactions that have been properly reported);

(viii)    The Company Group is not a party to, and is bound not by and has no obligation under, any Tax sharing or allocation agreement with a person not within the Company Group with respect to any amount of Taxes (other than pursuant to customary commercial contracts not primarily related to Taxes);

(ix)    All Taxes not yet due and payable by the Company Group have been, in all material respects, properly accrued on the books of account of the Company Group in accordance with GAAP;

(x)    Neither the Company Group nor Purchaser (or its owners), by reason of Purchaser’s ownership of the Company Group, will be required to include any item of income in, or exclude any item of deduction from, taxable income or pay any Taxes in any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any change in or use of an improper method of accounting for a Pre-Closing Tax Period (including by reason of any adjustment under Section 481 of the Code), (B) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, (D) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (E) Pandemic Response Law, or (F) “subpart F income” or “global intangible low-taxed income” within the meaning of Sections 951 and 951A of the Code or any corresponding or similar provision of Law of the Company Group attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date (such items described in clauses (A) through (G), “Deferred Items”);

(xi)    The Company Group has properly (i) collected and remitted sales, use, valued added and similar Taxes with respect to sales or leases made or services provided to their customers and (ii) for all sales, leases or provision of services that are exempt from sales, use, valued added and similar Taxes and that were made without charging or remitting sales, use, valued added or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale, lease or provision of services as exempt;

(xii)    No member of the Company Group (i) has been a member of an Affiliated Group other than the Company Group;

(xiii)    The Company has been classified as a corporation since the date of its formation, and each other member of the Company Group is currently, and has since its formation been, classified for U.S. federal income Tax purposes in the manner set forth on Schedule 4.8(a)(xiii);

(xiv)    No claim has been made by a Taxing Authority in a jurisdiction where the Company Group does not file Tax Returns claiming that such entity is or may be subject to Taxes assessed by such jurisdiction;

(xv)    The Company Group is not subject to Tax in any country other than its place of formation by virtue of (i) having a permanent establishment or other place of business or (ii) having a source of income in such country;

(xvi)    The Company Group has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld on any payments or allocations (including under Code Sections 1445 and 1446), and is not liable for any Taxes, penalties or other sums for failure to comply with any applicable Laws;

(xvii)    There are no independent contractors who may successfully claim to be employees or otherwise be considered employees of the Company Group;

(xviii)    The Company Group has not distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code;

(xix)    The Company Group will not be required to pay any Tax after the Closing Date as a result of an election made pursuant to Section 965(h) of the Code;

(xx)    None of the Company’s non-U.S. Subsidiaries has, or at any time has had, an investment in “United States property” within the meaning of Section 956(b) of the Code;

(xxi)     None of the Company’s non-U.S. Subsidiaries holds, or at any time has held, a “United States real property interest” within the meaning of Section 897(c)(1) of the Code;

(xxii)    None of the Company’s non-U.S. Subsidiaries is, or at any time has been, a “controlled foreign corporation” within the meaning of Section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code and none of the Company or any of its Subsidiaries is a stockholder, directly or indirectly, in a controlled foreign corporation or passive foreign investment company; and

(xxiii)    None of the Company’s non-U.S. Subsidiaries is, or at any time has been, engaged in the conduct of a trade or business within the United States within the meaning of Section 864(b) or Section 882(a) of the Code, or considered to be so engaged under Section 882(d) or Section 897 of the Code or otherwise.

(b)    Notwithstanding anything to the contrary in this Agreement, the Seller makes no representation or warranty, and provides no other assurance, with respect to the availability after the Closing Date of any net operating loss carryovers, net capital loss carryovers, tax basis, credits or similar Tax items of any person.

4.9    Conduct of Business. Except as set forth on Schedule 4.9, since the Interim Financial Statement Date, (i) the Company Group has conducted its business only in the ordinary course consistent with past practice; (ii) there has not been any change, event or development that, individually or in the aggregate, has had a Material Adverse Effect; (iii) the Company Group has not suffered any loss, damage, destruction or other casualty affecting, any of its material properties or assets, whether or not covered by insurance; (iv) the Company Group has not suffered any material loss, or any material interruption in use, of any material assets (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or act of God; (v) the Company Group has not experienced any material business interruptions arising out of, resulting from or related to COVID-19 or COVID-19 Measures, whether directly or indirectly and (vi) the Company Group has not:

(a)    amended its Organizational Documents;

(b)    sold, transferred, abandoned, encumbered, or otherwise disposed of any material asset or property or granted rights in any material property, including Intellectual Property Rights, except for sales of inventory and transfers of cash in payment of the Company Group’s liabilities or to fund estimated tax obligations of the members of the Company Group and non-exclusive licenses, all in the ordinary course of business consistent with past practice, and except as permitted by this Agreement;

(c)    taken any action that has resulted in a Material Adverse Effect;

(d)    waived any material right other than in the ordinary course of business consistent with past practice;

(e)    mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any portion of its properties or assets;

(f)    increased the compensation payable or to become payable or the benefits provided or to be provided, in either case, to any director, manager or employee at the executive officer level or more senior, other than normal periodic increases in the ordinary course of business consistent with past practices or to the extent required under the terms of any Material Contract or to comply with applicable Law, or grant any severance or termination payment to, or pay, loan or advance any amount to, any director, officer, manager or employee of the Company Group;

(g)    entered into, amended, modified, adopted or terminated any Benefit Plan, except in the ordinary course of business consistent with past practices or as required by Law;

(h)    made or made commitments for capital expenditures in excess of the Company’s existing capital expenditure budget as set forth on Schedule 4.9(h) in the aggregate;

(i)    instituted any Action or settled any Action involving payment of more than $100,000 or resulting in the incurrence by the Company Group of fees, costs and expenses in an aggregate amount more than $250,000;

(j)    acquired any other business or entity (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by the purchase of its assets or capital stock;

(k)    (A) made any material change in its cash management process, (B) conducted its billing and collection of receivables and inventory purchases other than in the ordinary course of business consistent with past practice, (C) made any write down in the value of its assets other than in the ordinary course of business consistent with past practice or (D) engaged in any promotional sales or discount or other activity with customers that has the effect of accelerating pre-Closing period sales that would otherwise be expected to occur in post-Closing periods;

(l)    made, changed or revoked any Tax election, changed any Tax annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled, compromised, conceded or abandoned any Tax claim or assessment relating to the Company Group, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company Group, failed to pay any Tax as it becomes due, intentionally took advantage of, or took any action that would prevent Purchaser or, after the Closing, the Company Group, from claiming a Tax benefit under the Pandemic Response Laws, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(m)    delayed or postponed the repair and maintenance of its properties or the payment of accounts payable, accrued liabilities and liabilities other than in the ordinary course of business;

(n)    changed any annual accounting period, adopted or changed any principle, practice or method of accounting, entered into any closing agreement, or settled any claim or assessment, other than in the ordinary course of business consistent with past practice;

(o)    issued, sold, pledged, disposed of or otherwise subjected to any Lien (other than any transfer restrictions imposed by applicable securities Laws) any Equity Securities of any member of the Company Group, or any other ownership interest in any member of the Company Group (except for the issuance of Equity Securities in accordance with the terms of the Company Group’s Benefit Plans) or formed any Subsidiary;

(p)    reclassified, combined, split, subdivided or redeemed, or purchased or otherwise acquired, directly or indirectly, any of its Equity Securities or other equity or ownership interest or made any other change with respect to its capital structure;

(q)    adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any member of the Company Group, or otherwise alter the corporate structure of any member of the Company Group;

(r)    other than in the ordinary course of business consistent with past practice, amended, waived, modified or consented to the termination of any Material Contract, or amended, waived, modified or consented to the termination of any Company Group member’s rights thereunder, or entered into any Contract that would constitute a Material Contract hereunder;

(s)    entered into any Contract with any Related Party of any member of the Company Group;

(t)    (i) incurred or assumed any liabilities, obligations or Indebtedness for borrowed money or guaranteed any such liabilities, obligations or Indebtedness in excess of $250,000 or (ii) made any optional repayment of any Indebtedness for borrowed money;

(u)    purchased or entered into any lease of real property;

(v)    abandoned, failed to maintain or allowed to lapse any Company Intellectual Property Rights;

(w)    granted any license or sublicense of any Intellectual Property Rights, other than non-exclusive licenses granted by a member of the Company Group to customers, suppliers, or vendors in the ordinary course of business consistent with past practice;

(x)    terminated or allowed to be terminated any existing insurance policy relating to the business or assets of the Company Group; or

(y)    committed to do any of the above.

4.10    Material Contracts.

(a)    Schedule 4.10(a) lists all Material Contracts. All Material Contracts are legal, valid, binding and enforceable and in full force and effect as to the applicable member of the Company Group, and to Seller’s Knowledge, the other parties thereto. No breach, violation or (with or without notice or lapse of time or both) default by the Company Group has occurred thereunder and, to Seller’s Knowledge, no breach, violation or (with or without notice or lapse of time or both) default by the other contracting parties has occurred thereunder. To Seller’s Knowledge, there has been no cancellation or renegotiation by the other parties to any Material Contract. The Seller has delivered or made available to Purchaser true and correct copies of all Material Contracts, including any amendments thereto.

(b)    No member of the Company Group is a party to, or bound by, any unexpired, undischarged or unsatisfied Material Contract under the terms of which performance by the Company Group according to the terms of this Agreement will be a default or an event of acceleration, or grounds for termination, or whereby timely performance by the Seller of this Agreement may be prohibited, prevented or delayed, in any such case where such performance would have a Material Adverse Effect.

(c)    The Company Group has not received any written notices seeking (i) to excuse a third party’s non-performance, or delay a third party’s performance, under existing Material Contracts due to interruptions caused by COVID-19 or COVID-19 Measures (through invocation of force majeure or similar provisions, or otherwise) or (ii) to modify any existing contractual relationships due to COVID-19 or COVID-19 Measures. The Company Group is not party to any Contract for Indebtedness or other assistance (whether or not forgivable or characterized as a grant or an advance) or with respect to which the Shares or any assets of the Company are subject (including by granting of security interest or other Lien) under the “Paycheck Protection Program” as defined in Sections 1102 and 1106 of the CARES Act, the Economic Injury Disaster Loan Program under Section 7(b) of the United States Small Business Act of 1954, as may be amended from time to time, as modified by the CARES Act, the loan program authorized by Section 4003, et seq. of the CARES Act and Section 13(3) of the Federal Reserve Act or any other federal, state or local Governmental Authority’s stimulus program or economic relief plan in connection with COVID-19 or COVID-19 Measures.

(d)    For purposes hereof, “Material Contracts” means the following legally binding, undischarged Contracts, agreements, leases and other instruments to which a member of the Company Group is a party and which are active in performance or otherwise contain continuing obligations:

(i)    Contracts (other than any Benefit Plan) for the employment of any employee of the Company Group providing for annual base compensation in excess of $150,000 or providing severance to any employee, officer, manager or director of the Company Group and any agreement relating to loans to officers, managers, directors or employees;

(ii)    consulting Contracts providing for payments to the consultant in the last twelve (12) months in excess of $150,000;

(iii)    Contracts with any Top Brand Partner, including purchase contracts and sales contracts;

(iv)    Contracts with any Top Supplier/Manufacturer, including purchase contracts and sales contracts;

(v)    any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $100,000;

(vi)    Contracts pursuant to which any member of the Company Group is party, either as lessee or sublessee, lessor or sublessor, of personal property or intangibles, where the Contract provides for an annual payment in excess of $250,000;

(vii)    Contracts restricting (or purporting to restrict) in any manner the Company Group’s rights to compete in any line of business or with any person or in any geographic area or during any period of time, restricting the Company Group’s rights to sell to or purchase from any person, restricting the right of any person to compete with the Company Group, that grants the other party or any third person “most favored nation” status or any type of special discount rights, the ability of the Company Group to hire any person or the ability of any person to hire any of the Company Group’s employees;

(viii)    Contracts (other than any Benefit Plan) between a member of the Company Group, on the one hand, and any Related Party, on the other hand;

(ix)    Contracts relating to Indebtedness in excess of $100,000 (except for those being terminated or canceled in connection with the Closing);

(x)    Contracts granting any person a Lien on all or any material portion of the assets of the Company Group other than Permitted Liens and Liens which will be released at the Closing;

(xi)    collective bargaining agreements or any other Contracts with any trade union, works council or other labor organization;

(xii)    settlements, conciliations or similar agreements from the past five (5) years;

(xiii)    any agreement that requires that the Company Group purchase all or substantially all of its requirements of a particular product from a supplier;

(xiv)    broker, franchise, representative, agency, dealer, sales promotion, market research, marketing, consulting, advertising or distributor Contracts involving payments in excess of $250,000 per year;

(xv)    Contracts for capital expenditures under which the Company Group has remaining obligations in excess of $1,000,000 individually;

(xvi)    Contracts for the merger, acquisition or divestiture of any company or entity or any material part of the business or assets of any other company or entity;

(xvii)    Contracts that are partnership agreements or joint venture agreements;

(xviii)    the Intellectual Property Licenses and any agreement relating to the sale, acquisition or development of Intellectual Property Rights (other than non-exclusive licenses granted to customers, suppliers, or vendors of the Company Group in the ordinary course of business consistent with past practice);

(xix)    Contracts that require a consent to or otherwise contain a provision relating to a “change of control” in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(xx)    Contracts with any Governmental Authority;

(xxi)    Contracts for the purchase of any debt or equity security or other ownership interest of any person, any obligation to provide funds to (except for employees, providers of services and goods and other ordinary course obligations otherwise covered in this Section) or assume any material liability or material obligation of any person (other than another member of the Company Group), or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company Group;

(xxii)    Contracts the primary purpose of which is to provide for indemnification to or from any person with respect to liabilities relating to any current or former business of the Company Group or any predecessor person;

(xxiii)    Contracts that result in any person holding a power of attorney from any member of the Company Group that relates to the Company Group or its business; or

(xxiv)    any other Contracts, whether or not made in the ordinary course of business that (A) involve a future or potential liability or receivable, as the case may be, in excess of $100,000 on an annual basis or in excess of $150,000 over the current Contract term, (B) has a term greater than one year and cannot be cancelled by the Company Group without penalty or further payment and without more than 30 days’ notice, or (C) is material to the business, operations, assets, financial condition, or results of operations of the Company Group, taken as a whole;

provided, however, that a Material Contract shall not include any (v) any Organizational Document of any member of the Company Group or the Seller; (w) purchase or sale order entered into in the ordinary course of business; (x) Material Contract terminable on notice of thirty (30) days or less without penalty; (y) confidentiality or non-disclosure agreement entered into in the ordinary course of business or in connection with the Transactions; or (z) any Benefit Plan.

4.11    Permits. The Company Group possesses all licenses, permits, registrations and government approvals (the “Permits”) (other than Environmental Permits as defined herein, which are addressed in Section 4.16) from any Governmental Authority which are required in order for the Company Group to conduct its businesses in all material respects as presently conducted. All such Permits (including the jurisdiction of issuance and the holder of such Permit) are set forth in Schedule 4.11 and are in full force and effect and the Company Group has not received any written, or to Seller’s Knowledge, oral, notice to alleging the violation of, or failure to comply with, any term or requirement of any of the Permits. The member of the Company Group possessing such Permit, as applicable, is, and has been, in compliance in all material respects with the requirements of such Permits. No Action is pending or, to Seller’s Knowledge, threatened regarding the revocation, withdrawal, suspension, cancellation, termination, modification or limitation of any such Permit. No Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company Group.

4.12    Employee Benefits.

(a)    Except as set forth on Schedule 4.12(a), the Company Group does not sponsor, maintain or contribute to or have any liability or obligation (contingent or otherwise) with respect to any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), employee welfare benefit plan (as defined in Section 3(1) of ERISA), or other bonus, incentive compensation, deferred compensation, profit sharing, savings, pension, equity purchase, equity option, profits interest, phantom equity, severance, termination pay, salary continuation, vacation, sick leave, hospitalization or other medical, life or other insurance, retiree medical or life insurance or similar plan, program, policy, practice, agreement or arrangement (each, a “Benefit Plan”). Schedule 4.12(a) separately identifies each PEO Benefit Plan. With respect to each Benefit Plan, the Company has made available to Purchaser true and complete copies of each of the following documents, as applicable: (i) a copy of the Benefit Plan (including all amendments thereto), (ii) a copy of the most recent annual report, if any, required under ERISA or the Code, (iii) a copy of the most recent summary plan description, if any, and all summary of material modifications thereto, if any, required under ERISA, (iv) the two most recently filed Internal Revenue Service (“IRS”) Forms 5500, and (v) if the Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service. The Company Group does not have any commitment (A) to create, incur liability with respect to, or cause to exist any new employee benefit plan, program or arrangement, (B) to enter into any new contract to provide compensation or benefits to any individual or (C) to modify, change or terminate any Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b)    Except as set forth on Schedule 4.12(b), no member of the Company Group, or any trade or business, whether or not incorporated, that is, along with any member of the Company Group, a member of a controlled group of corporations, under common control, or a member of an affiliated service group, as described in Section 414(b), (c), or (m) of the Code or that is required to be aggregated with any member of the Company Group under Section 414(o) of the Code maintains or contributes to or has ever incurred any liability or obligation (contingent or otherwise) with respect to (i) any employee benefit plan that is subject to Title IV of ERISA (including a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or a multiple employer plan (within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code)) or (ii) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(c)    Except as required by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or applicable state Law, the Company Group does not provide any former employee coverage under any retiree or post-employment medical or other welfare benefit plan.

(d)    With respect to each Benefit Plan (other than any PEO Benefit Plan) and, to Seller’s Knowledge, with respect to each PEO Benefit Plan:

(i)    Each such Benefit Plan that is intended to qualify under Section 401(a) of the Code meets in all respects all material requirements for qualification under Section 401(a) of the Code and the regulations thereunder. Each such Benefit Plan has either received a favorable determination as to its qualification under the Code or may rely on an opinion or advisory letter, in either case, issued by the IRS.

(ii)    Each such Benefit Plan has been administered in all material respects in accordance with its terms and the applicable provisions of ERISA and the Code and the regulations thereunder.

(iii)    Except for claims for benefits arising in the ordinary course with respect to any such Benefit Plan, there are no Actions, investigations or hearings pending or, to Seller’s Knowledge, threatened with respect to any such Benefit Plan.

(e)    With respect to each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), (i) such plan or arrangement has been operated since January 1, 2005 in compliance in all material respects with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan or arrangement is subject to Section 409A of the Code and so as to avoid any tax, interest or penalty thereunder; and (ii) the document or documents that evidence each such plan or arrangement have conformed in all material respects to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008, or if later, since the establishment of such Benefit Plan. The Company Group is not obligated to pay a Tax gross-up or reimbursement payment to any directors, officers or employees (including, but not limited to, for any Taxes under code section 409A or 4999 of the Code).

(f)    Except as set forth on Schedule 4.12(f), the consummation of the Transactions, either singly or in conjunction with any other event, will not (A) entitle any current or former employee, manager, director or independent contractor to severance pay or any other payment, except for such amounts included in Transaction Expenses or as otherwise expressly provided in this Agreement or (B) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former employee, manager, director or independent contractor.

4.13    Employees. With respect to employees of the Company Group:

(a)    Schedule 4.13(a) sets forth an accurate and complete list of all employees and individual independent contractors of the Company Group as of the date hereof (including any such person who is on a leave of absence, on layoff status or on short-term or long-term disability) and (i) their titles or responsibilities; (ii) their date of hire; (iii) their location of employment; (iv) their current salary or hourly rate of pay; (v) their status (full-time employee, part-time employee, or independent contractor); and (vi) their status as exempt or non-exempt from overtime, if applicable. Except as set forth on Schedule 4.13(a), there are no persons who have accepted an offer of employment made by the Company Group but whose employment has not yet started.

(b)    The Company Group is in compliance in all material respects with all applicable Laws relating to employment, including those Laws governing employment practices, the terms and conditions of employment, compensation, payment of wages, health and safety, workers’ compensation, classification of employees, immigration, employee privacy, labor relations and plant closings, including the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Equal Pay Act, the Fair Labor Standards Act, the National Labor Relations Act, the Occupational Safety and Health Act, and Title VII of the Civil Rights Act of 1964.

(c)    There is not presently pending or existing, and during the last twelve (12) months there has not been, and, to Seller’s Knowledge, there is not threatened:

(i)    any material strike, slowdown, picketing or work stoppage;

(ii)    any material Action against or affecting the Company Group relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority; or

(iii)    any organizing activities or collective bargaining arrangements that could affect the Company Group pending or under discussion with any labor organization, or any application for certification of a collective bargaining agent.

(d)    There is no lockout of any employees of the Company Group and no such action is contemplated by the Company Group.

(e)    No member of the Company Group has any material liability or obligations under any applicable Law arising out of the misclassification of any person as a consultant, independent contractor or temporary employee, as applicable, and no such person is entitled to any compensation in any material amount from any member of the Company Group under any applicable Law that he or she has not received.

(f)    The Company Group is in compliance with the requirements of, and has no material liabilities pursuant to, the WARN Act or similar reduction in force Law in other jurisdictions affecting any employee of the Company Group or any facility or employment site of the Company Group.

(g)    The Company Group has completed, and retained for periods required by Immigration and Naturalization Service regulations, a Form I-9 for all employees working in the United States hired on or after November 7, 1986, except those employees whose employment terminated on or before June 1, 1987. None of the employees currently employed by the Company is authorized for employment in the United States pursuant to a nonimmigrant visa that authorizes the employee to be employed by the Company.

(h)    The Company Group has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company Group and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor. The Company Group has paid in full to all its respective employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.

(i)    There has not been, and the Company Group does not anticipate that there will be, any adverse change in relations with employees as a result of the announcement of the transactions contemplated by this Agreement. To Seller’s Knowledge, except as set forth on Schedule 4.13(i), no current employee or officer of the Company intends, or is expected, to terminate his or her employment relationship with the Company Group following the consummation of the transactions contemplated hereby.

(j)    Since January 1, 2018, (i) no allegations of workplace sexual harassment or discrimination have been made, initiated, filed or, to Seller’s Knowledge, threatened against the Company Group or any of its respective employees in their capacities as such, (ii) to Seller’s Knowledge, no incidents of any such workplace sexual harassment or discrimination have occurred, and (iii) the Company Group has not entered into any settlement agreement related to allegations of sexual harassment or discrimination by any of their employees.

(k)    Except as set forth on Schedule 4.13(k), as related to COVID-19, the Company Group has not (i) taken any material action with respect to any employees of the Company Group, including implementing material workforce reductions, terminations, furloughs or material changes to compensation, benefits or working schedules, (ii) applied for or received loans or payments under the CARES Act or any other COVID-19 Measure, or claimed any tax credits or deferred any Taxes thereunder or (iii) experienced any material employment-related liability.

(l)    The Company Group is in material compliance with all COVID-19 Measures applicable to any location in which the Company Group operates. To the extent the Company Group is aware of any employees that have tested positive for COVID-19, the Company Group has taken all necessary precautions with respect to such employee and his or her suspected close contacts required by any applicable federal, state, and local health authorities. The Company Group has also documented any work-related injury and illness to the extent required by OSHA.

4.14    Litigation and Claims. Except as set forth on Schedule 4.14, there is no Action pending or, to Seller’s Knowledge, threatened in writing against the Company Group or any material property or asset of the Company Group, or any of the officers of the Company Group in regards to their actions as such, including with respect to any matter arising from or related to COVID-19 or any COVID-19 Measures, nor, to the Seller’s Knowledge, is there any basis for any such Action. There is no Action pending or, to the Seller’s Knowledge, threatened seeking to prevent, hinder, modify, delay or challenge the Transactions. There is no Action by the Company Group pending, or which the Company Group has commenced preparations to initiate, against any other person.

4.15    Decrees, Orders and Laws. No member of the Company Group is a party to, or bound by, and, for the last five (5) years, has not been a party to or bound by, any writ, judgment, injunction, decree, determination, order, arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Authority) or, to the Seller’s Knowledge, threatened investigation with respect to or affecting the properties, assets, personnel or business activities of the Company Group or the Transactions. No member of the Company Group is in violation of, or delinquent in respect to, and, for the last five (5) years, has not been in violation of or delinquent in respect to, any decree, order or arbitration award or Law of or agreement with, or any Permit from, any Governmental Authority to which the property, assets, personnel or business activities of any member of the Company Group are subject. None of the Company Group or any of its executive officers has received during the past five (5) years, nor, to Seller’s Knowledge, is there any basis for, any notice, order, complaint or other communication from any Governmental Authority or any other person that the Company Group is not in compliance in any material respect with any Law applicable to it. The foregoing representations and warranties set forth in this Section 4.15 shall not apply to matters related to Taxes, which are exclusively provided for in Section 4.8 hereof.

4.16    Environmental Matters. Except as set forth on Schedule 4.16:

(a)    The Company Group’s operations are, and for the last three (3) years have been, in compliance in all material respects with Environmental Laws.

(b)    The Company Group possesses, and is in compliance in all material respects with, all Environmental Permits that are required for the operation of its businesses as currently conducted. All such Environmental Permits are in full force and effect and no Action is pending or, to Seller’s Knowledge, threatened regarding the revocation of any such Environmental Permit.

(c)    During the past three (3) years, the Company Group has not received any written notice alleging any material violation of any Environmental Laws.

(d)    There is no Environmental Claim pending or, to Seller’s Knowledge, threatened, against the Company Group.

(e)    There has been no release into the environment of any Hazardous Substances by the Company on, at or under the Leased Premises, at any property formerly owned, leased or operated by the Company, or at any property to which the Company has sent any Hazardous Substances, in each case, in a manner that could reasonably be expected to result in material liability to the Company under applicable Environmental Laws.

(f)    The Company Group has not received any written notice from any person that the Company Group is a potentially responsible party with respect to any Offsite Facility pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., or any comparable state Law that remains unresolved in any material respect.

(g)    The Company has made available to Purchaser all material environmental site assessments, permits, compliance audits and other material environmental reports in its possession or reasonable control addressing the Leased Premises or any property formerly owned, operated or leased by the Company.

(h)    Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, the representations and warranties in this Section 4.16 shall be the sole representations and warranties relating to environmental matters of or affecting the Company Group.

4.17    Real Estate.

(a)    The Company Group does not own any real property. Schedule 4.17(a) lists each of the real properties leased, subleased, licensed or occupied by the Company Group as tenants, subtenants, licensees or occupants (the “Leased Premises”). The Leased Premises are leased to the Company Group pursuant to written leases, subleases, licenses or agreements, which have previously been made available to Purchaser. All leases (including any amendments thereto) with respect to the Leased Premises are valid, binding and in full force and effect as to the member of the Company Group a party thereto and, to Seller’s Knowledge, the other parties thereto, except as limited by the General Enforceability Exceptions.

No default exists under any such leases by the Company Group or, to the Seller’s Knowledge, any other part thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or, to the Seller’s Knowledge, any other party thereto. Within the past three (3) years, the Company Group has received no written notice that the Company Group is in material default thereunder and, to Seller’s Knowledge, no material default by the other contracting parties has occurred thereunder.

(b)    There are no condemnation, expropriation or taking proceedings pending, threatened or, to Seller’s Knowledge, proposed with respect to the Leased Premises. Except as set forth on Schedule 4.17(b), the Company Group is not leasing, subleasing, licensing or otherwise granting any person the right to use or occupy the Leased Premises or any portion thereof. There are no contractual or legal restrictions that preclude or restrict the ability to use the Leased Premises by the Company Group for its current or contemplated use. To Seller’s Knowledge, there are no material latent defects or material adverse physical conditions affecting the Leased Premises. All plants, warehouses, distribution centers, structures and other buildings on the Leased Premises for the exclusive use of the Company Group are in good operating condition and repair (subject to any maintenance, repair and replacement obligations under any lease) for the requirements of the business of the Company Group as currently conducted.

4.18    Intellectual Property.

(a)    Schedule 4.18(a) sets forth a true and complete list, as of the date of this Agreement, of all Company Intellectual Property Rights subject to any issuance, registration, application, or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (the “Intellectual Property Registrations”), and all common law trademarks, service marks, logos and social media handles that are material to the conduct of the business of the Company Group. All required filings and fees related to Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authority or and authorized registrar, and all Intellectual Property Registrations are in full force and in good standing. Except with respect to pending applications for Intellectual Property Registrations, the Company Intellectual Property Rights are subsisting and, to Seller’s Knowledge, valid, subsisting and enforceable in all applicable jurisdictions, and none of the Intellectual Property Registrations have ever been found invalid or unenforceable for any reason in any administrative, arbitration or judicial proceeding or expired, lapsed, been canceled or become abandoned. The Seller has not received any written notice from any person indicating that the Intellectual Property Registrations may be invalid or unenforceable, and, to Seller’s Knowledge, no facts or circumstances exist that would render any of the Intellectual Property Registrations invalid or unenforceable.

(b)    Schedule 4.18(b) lists all agreements by or through which another person grants to the Company Group, or the Company Group grants to another person, a right to use any Intellectual Property Rights, other than (i) licenses granted to the Company Group to use any off-the-shelf software that is commercially available on standard terms and (ii) non-exclusive licenses granted to customers, suppliers, or vendors of the Company Group in the ordinary course of business consistent with past practice (such agreements, the “Intellectual Property Licenses”). All Intellectual Property Licenses are valid, binding and in full force and effect as to the member of the Company Group that is a party thereto and, to Seller’s Knowledge, the other parties thereto, except as limited by the General Enforceability Exceptions. Neither the Company Group nor, to the Seller’s Knowledge, any other person that is a party thereto, is in material breach or default of any Intellectual Property License. The execution, delivery and performance of this Agreement and the instruments to be delivered by the parties pursuant to the provisions hereof, and the consummation of the transactions contemplated hereby and thereby, will not give rise to any right of any person to terminate or re-price or otherwise modify any of the Company Group’s rights or obligations under any Intellectual Property Licenses.

(c)    Except as set forth on Schedule 4.18(c), the Company Group exclusively owns all right, title and interest to, free and clear of all Liens (except Permitted Liens), all Company Intellectual Property Rights. All other Intellectual Property Rights used in the Company Groups’s business are licensed to the Company Group pursuant to a valid and enforceable written license agreement that remains in effect. The Company Group does not own or develop any software. The Company Group has not received any written notice or claim challenging its ownership of, or the validity or enforceability of, any material Company Intellectual Property Rights.

(d)    The conduct of the business of the Company Group has not infringed, diluted, violated or misappropriated any Intellectual Property Right of any other person and the Company Group has not received any written notice, and no Action is pending, that alleges infringement, dilution, violation or misappropriation of any Intellectual Property Right of any other person. To Seller’s Knowledge, no other person is misappropriating, diluting, violating or infringing upon the rights of the Company Group in and to the Company Intellectual Property Rights or any Intellectual Property Rights exclusively licensed to the Company Group.

(e)    The Company Group takes commercially reasonable measures to protect, enforce and maintain the confidentiality of the Company Intellectual Property Rights (including trade secrets and other Intellectual Property Rights) and prevent unauthorized use of any Company trademarks and such actions are appropriate and reasonable in the industry in which the business of the Company operates and in compliance with applicable Laws in all material respects. To Seller’s Knowledge, no trade secrets included in the Company Intellectual Property Rights have been disclosed or authorized to be disclosed to any person, other than in the ordinary course pursuant to an enforceable written confidentiality and non-disclosure agreement. The Company Group has at all times licensed its trademarks pursuant to a written outbound license that includes customary trademark usage restrictions and guidelines. All persons who have contributed to, developed or conceived any Company Intellectual Property Rights have done so pursuant to valid and enforceable written agreements that irrevocably assign to the Company Group exclusive ownership of each such person’s contribution, development or conception and all Intellectual Property Rights embodied therein or arising therefrom. No other person has any claim of ownership or right in the Company Intellectual Property Rights, other than non-exclusive licenses granted in the ordinary course. No Company Intellectual Property Rights are subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Company Group.

(f)    Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, the representations and warranties in this Section 4.18 shall be the sole representations and warranties relating to intellectual property matters of the Company Group.

4.19    Information Technology and Privacy Laws.

(a)    All software, computer hardware, microprocessors, networks, firmware and other information technology and communications equipment used by the Company Group in their business as currently conducted (“Information Technology”) is either owned by, or leased or licensed to, a member of the Company Group. In the past three (3) years, there has been no failure or other substandard performance of any Information Technology which has caused any material disruption to the business of the Company Group.

(b)    The Company Group’s, and its’ officers, employees’, and all processors’, receipt, collection, monitoring, maintenance, creation, transmission, use, analysis, disclosure, storage, disposal, security, and any other processing of data and other information on behalf of the Company that is governed, regulated, or protected by, or otherwise subject to one or more Privacy Laws as “personal data,” “personally identifiable information,” “personal information,” or any substantial equivalent of these terms (“Personal Information”) complies with, and has, for the last five (5) years, complied with, in all material respects, all: (i) applicable Laws and guidelines from Governmental Authorities relating to privacy, data security, data protection, sending solicited or unsolicited electronic mail and text messages, cookies, trackers and collection, and the processing, transfer, disclosure, sharing, storing, security and use of Personal Information as applicable in all relevant jurisdictions, including the European General Data Protection Regulation of April 27, 2016 (Regulation (EU) 2016/679) and/or any implementing or equivalent national Laws, U.S. federal and state Laws, in particular the California Consumer Privacy Act of 2018, and the New York SHIELD Act (collectively, “Privacy Laws”); (ii) Contracts to which the Company Group is a party; (iii) consents and authorizations (if any) provided by the applicable data subjects to the Company Group in relation to the Company Group’s processing, receipt, access, use, and disclosure of Personal Information; and (iv) applicable privacy policies adopted by the Company Group or otherwise utilized in their business.

(c)    The Company Group has implemented appropriate technical, physical, and organizational measures and security systems and technologies in compliance with all data security requirements under Privacy Laws to ensure the integrity and security of Personal Information and all Company Group data.

(d)    The Company Group has all necessary authority, consents, and authorizations required by applicable Privacy Laws to receive, access, use, and disclose the Personal Information in the Company Group’s possession or under its control in connection with the operation of their business as currently conducted.

(e)    The Company Group has not experienced, in the last five (5) years, any incident in which Personal Information was or may have been stolen, lost, unavailable, destroyed, altered or improperly accessed, disclosed or used without authorization, and the Company Group is not aware of any facts suggesting the likelihood of the foregoing. No circumstance has arisen in which the Company Group was required by Privacy Laws to notify a person or Governmental Authority of the data security breach or security incident.

(f)    There has not been, in the last three (3) years, and there is no pending or threatened in writing against the Company Group any: (i) audit or investigation by any authority in relation to Personal Information, or (ii) a written notification, Action, demand, or audit, alleging a violation of any Privacy Laws, or any person’s privacy rights, personal information rights, or data rights.

(g)    The performance of this Agreement by the Company Group will not violate (a) any Privacy Laws, or (b) any other privacy or data security requirements or obligations imposed under any contracts on the Company. Upon execution of this Agreement, Purchaser shall continue to have the right to use and process any Personal Information transferred to Purchaser under this Agreement in order to be able to conduct the ordinary course of the business contemplated under this Agreement.

4.20    Product Liability. There is no basis for any material liability to the Company Group relating to any product liability, warranty, backcharge, additional work, field repair or any other claim by a third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (a) services rendered by the Company Group during the period through and including the Closing Date, (b) the sale, distribution or installation of products by the Company Group, or the manufacture of products by the Company Group or its designees whether delivered to a customer before or after the Closing Date (except with respect to any liability or obligation arising out of any action by the Seller or Purchaser after the Closing Date) or (c) the operation of the Company Group’s business during the period through and including the Closing Date.

4.21    Brand Partners and Suppliers/Manufacturers.

(a)    Schedule 4.21(a) sets forth a true and complete list of (i) the names of the top thirty-five (35) brand partners of the Company Group during the twelve (12) months ended December 31, 2021 (the “Top Brand Partners”), (ii) the amount for which each such Top Brand Partner was invoiced during such period and (iii) the percentage of the consolidated total sales of the Company Group represented by sales to each such Top Brand Partner during such period. The Seller has not received any written notice or, to Seller’s Knowledge, has any reason to believe that any of such Top Brand Partners (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company Group or (B) has sought, or is seeking, to reduce the price it will pay for the products or services of the Company Group. None of such Top Brand Partners has otherwise threatened in writing, or to Seller’s Knowledge, orally, to take any action described in the preceding sentence as a result of the consummation of the Transactions.

(b)    Schedule 4.21(b) sets forth a true and complete list of (i) (x) all of the raw material suppliers of the Company Group from which the Company Group ordered products during the twelve (12) months ended December 31, 2021 (the “Top Suppliers”) and (y) the amount for which each such Top Supplier invoiced the Company Group during such period and (ii) (x) all of the toll manufacturs of the Company Group from which the Company Group ordered products or services during the twelve (12) months ended December 31, 2021 (the “Top Manufacturers” and, collectively with the Top Suppliers, the “Top Suppliers/Manufacturers”) and (y) the amount for which each such Top Manufacturer invoiced the Company Group during such period. The Seller has not received any written notice or, to Seller’s Knowledge, has any reason to believe that there has been any material adverse change in the price of such supplies or services provided by any such Top Supplier/Manufacturer, or that any such Top Supplier/Manufacturer will not sell supplies or services to the Company Group at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Company Group, subject to general and customary price increases. No such Top Supplier/Manufacturer has otherwise threatened in writing, or to Seller’s Knowledge, orally, to take any action described in the preceding sentence as a result of the consummation of the Transactions.

(c)    The Company Group (i) has not experienced any material disruption in its supply chain networks as a result of COVID-19 or any COVID-19 Measures that remains ongoing as of the date of this Agreement or (ii) has not made, and does not currently plan to make, any material changes to its supply chains or vendor services in response to COVID-19 or any COVID-19 Measures.

4.22    Accounts Receivable. All accounts receivable reflected on the Interim Financial Statements represent bona fide and valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing, as of the Closing Date, all accounts receivable will be current and collectible net of the respective reserves shown on the Closing Balance Sheet or to be shown on the Closing Statement. There is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of any accounts receivable related to the amount or validity of such accounts receivable, and, to Seller’s Knowledge, no bankruptcy, insolvency or similar proceedings have been commenced by or against any such obligor.

4.23    Inventory. The inventories of the Company Group reflected on the balance sheet contained in the Interim Financial Statements are of a quality and quantity all of which is usable or saleable in the ordinary course of business at, to Seller’s Knowledge, is valued at prices equal to the lower of cost or realizable value and in accordance with the internal accounting practices of the Company Group applied on a basis consistent with the Financial Statements. The inventories of the Company Group are reflected on the balance sheet contained in the Interim Financial Statements and in the books and records of the Company and its Subsidiaries in accordance with GAAP applied on a basis consistent with past practice (except as described in the notes to such balance sheet). The inventory is adequate for the conduct of the business of the Company Group and inventory levels are not in excess of normal operating requirements of the Company Group.

4.24    Related Party Transactions. Schedule 4.24 describes each (i) business relationship, (ii) any ownership interest, (iii) employment relationship and (iv) any amounts owing, in each case (excluding (a) employee compensation paid in the ordinary course of business, and other ordinary incidents of employment; and (b) any Organizational Documents) existing between a member of the Company Group, on the one hand, and a Related Party, on the other hand.
4.25    International Trade Laws and Anti-Corruption.

(a)    International Trade Laws. (i) None of the Company Group or any of its respective officers, directors, managers or employees, or to Seller’s Knowledge, any person associated with or acting for or on behalf of such persons, is a Sanctioned Person or organized, resident, located in, or acting on behalf of a Sanctioned Country; (ii) none of the Company Group or any of their respective officers, directors, managers or employees, or to Seller’s Knowledge, any person associated with or acting for or on behalf of such persons, is in material violation of, nor has engaged in conduct that would constitute a material violation of, International Trade Laws for the past five (5) years; (iii) within the past five (5) years, the Company Group has not made any voluntary disclosures to any Governmental Authority in relation to a possible violation of any International Trade Laws and, to Seller’s Knowledge, has not been the subject of any governmental investigation, enforcement action, or written inquiry regarding the compliance of the Company Group with such laws or been assessed any fine, penalty or written warning under such laws; and (iv) the Company Group maintains policies and procedures, including internal controls, reasonably designed to ensure that the Company Group and its respective officers, directors, managers and employees, and any person acting for or on behalf of the Company Group are in material compliance with applicable International Trade Laws.

(b)    Anti-Corruption. The Company Group and its respective officers, managers, employees, and, to Seller’s Knowledge, each of the Company Group’s agents, representatives or other persons acting on behalf of the Company Group, have not in the last five (5) years made or promised to make, directly or indirectly, any improper payment or unlawful transfer of anything of value to or from any “foreign official” (as defined in the FCPA) or any other person or entity in violation of Anti-Corruption Laws. In the last five (5) years, the Company Group has not received from any Governmental Authority or any other person any written notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Authority, or conducted any internal investigation or audit, in each case concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws.

4.26    Brokers and Finders. With the exception of William Blair & Company, L.L.C. and/or Robert W. Baird & Co. Incorporated (the “Bankers”), the fees of expenses of which will constitute Transaction Expenses and be paid at Closing, no person is or will become entitled, by reason of any Contract or arrangement entered into or made by or on behalf of the Seller or any of its respective Affiliates or the Company Group, to receive a broker’s commission, finder’s fee, investment banker’s fee or similar payment in connection with the Transactions. The Seller has furnished to Purchaser a complete and correct copy of all agreements between the Seller, on one hand, and either of the Bankers, on the other hand, pursuant to which such firm would be entitled to any payment relating to the Transactions.

4.27    Limitation on Warranties. Except as expressly set forth in this ARTICLE IV, (a) the Seller makes no express or implied warranty of any kind whatsoever, including any representation as to physical condition or value of any of the assets of the Company Group or the future profitability or future earnings performance of the Company Group and (b) no covenants, warranties or representations are made, or have been made, by the Seller, the Company Group or the Bankers, or any of their respective representatives or agents with respect to the accuracy or completeness of any information contained in the Confidential Information Presentation distributed by William Blair & Company, L.L.C. (the “Confidential Information Presentation”), or in the management presentation or data room materials distributed by or on behalf of the Bankers and the Seller, or in the information obtained by Purchaser pursuant to Section 5.1 and none of them shall have any liability to Purchaser arising out of the use of the information contained in such Confidential Information Presentation, management presentation or data room materials. THE REPRESENTATIONS AND WARRANTIES OF THE SELLER IN THIS ARTICLE IV CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLER TO PURCHASER IN CONNECTION WITH THE TRANSACTIONS, AND PURCHASER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY GROUP, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) ARE SPECIFICALLY DISCLAIMED BY THE SELLER AND PURCHASER ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING ON ANY SUCH OTHER REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE EXPRESS OR IMPLIED. The parties make no representations or warranties to each other, except as contained in this Agreement. Purchaser acknowledges that any estimates, forecasts or projections furnished or made available to it concerning the Company Group (including the contents of the Confidential Information Presentation or management presentation and data room materials) regarding its properties, business or assets may not have been prepared in accordance with GAAP or standards applicable under the Securities Act.

ARTICLE V
Conduct Prior to the Closing

5.1    Seller’s Obligations. The following are the Seller’s obligations prior to Closing:

(a)    Information. The Seller shall, and shall cause the Company Group to, upon reasonable advance notice, at Purchaser’s sole cost and expense, (i) give to Purchaser’s officers, employees, agents, attorneys, consultants, accountants and lenders reasonable access (including for inspection and copying) during normal business hours to all of the properties, books, contracts, documents, insurance policies, records and other data and information and personnel of or with respect to the Company Group to the extent Purchaser reasonably deems necessary or desirable and (ii) furnish to Purchaser and such persons as Purchaser shall designate such additional information as Purchaser or such persons may reasonably request; provided, however, that (x) this provision shall not require the Seller or the Company Group to permit any access, or to disclose any information, that in the reasonable judgment of the Seller, would reasonably be expected to result in (A) the loss of attorney-client privilege with respect to such information or (B) a Governmental Authority alleging that providing such information violates Antitrust Law, and (y) in no event shall Purchaser be permitted to conduct any environmental inspections or reviews that involve sampling or other invasive testing at any of the properties without first obtaining the Seller’s prior written consent thereto. If the Seller determines in good faith, after consulting with counsel and Purchaser, that provision of certain access or information would result in the loss of attorney-client privilege or violate any applicable Law, the Seller shall, and shall cause the Company Group to, use commercially reasonable efforts to implement alternative arrangements to provide Purchaser alternative means of obtaining such access or information to the fullest extent practicable without risking loss of attorney-client privilege or violating applicable Law (including for example, redactions, summaries of information, etc.). Purchaser agrees that such investigation shall be conducted in such a manner as to not interfere unreasonably with the operations of the Company Group.

(b)    Consents. The Seller shall, and shall cause the Company Group to, use commercially reasonable efforts to obtain any consents, approvals or waivers in connection with Purchaser’s obligations set forth in Section 5.2(c); provided, however, that neither the Seller nor any member of the Company Group shall be required to commence or participate in any litigation or offer or grant any material accommodation (financial or otherwise) to any third party in connection with the obligations set forth in this Section 5.1(b).

(c)    Ordinary Course. Except (i) as otherwise contemplated by this Agreement, (ii) as consented to in writing by Purchaser (which Purchaser agrees shall not be unreasonably withheld), (iii) as required pursuant to applicable Law or COVID-19 Measures or (iv) as set forth on Schedule 5.1(c), from the date hereof until the earlier of the Closing or the termination of this Agreement, the Seller shall cause each member of the Company Group to (A) carry on its business in the ordinary course of business, consistent with past practices, (B) use its commercially reasonable efforts to preserve substantially intact the business organization and assets of the Company Group, (C) use its commercially reasonable efforts to keep available the services of the current officers, employees and consultants of the Company Group, (D) use its commercially reasonable efforts to preserve the current relationships of the Company Group with customers, suppliers and other persons with which the Company Group has significant business relations and (E) not take any of the actions set forth in Section 4.9(a)-(y); provided that each member of the Company Group shall be permitted to take all reasonably appropriate and necessary actions to apply available Cash Equivalents to prepay Indebtedness and dividend or distribute Cash Equivalents out of funds legally available therefor to its equity holders in accordance with Section 5.1(d) below.

(d)    Cash Redemption. Prior to the Closing, the Seller shall use commercially reasonable efforts to cause all Cash Equivalents of the Company Group to be distributed to the Seller in redemption of a number of Shares (other than the Rollover Shares) held by the Seller that is commensurate in value with the Cash Equivalents distributed to the Seller; provided, however, that the Seller shall not be required to distribute (i) any Cash Equivalents that are required to be held by the Company Group pursuant to Law, (ii) any Cash Equivalents where the dividend or other transfer or repatriation of such Cash Equivalents would result in the payment of any Taxes (withholding or otherwise) or penalties, and (iii) any Cash Equivalents that, in the good faith judgment of the Seller, is required for the operations of the Company Group (the “Equity Redemption”). Purchaser and the Seller agree that the Equity Redemption and the sale of the Shares shall be treated as steps in an integrated plan, and therefore that the Equity Redemption shall be treated as a redemption under Section 302(b) of the Code, pursuant to Rev. Rul. 75-447 and Zenz v. Quinlivan, 213 F.2d 914 (6th Cir. 1954). No party (including the Company Group after Closing) shall take any action or position inconsistent with such treatment unless otherwise required by applicable Law. Notwithstanding anything contained herein to the contrary, the Seller and the Company Group may enter into redemption or similar agreements and related transactions in order to effectuate the Equity Redemption.

(e)    Rollover Transactions.
(i)    Immediately prior to the Closing, the Seller shall effectuate a partial redemption of certain Equity Securities of the Seller held by the Rollover Holders in exchange for a sufficient number of Shares to allow the Rollover Holders to satisfy their respective obligations under the Contribution Agreements and, if applicable, the Post-Signing Contribution Agreements to contribute to Purchaser TopCo the Rollover Shares specified in the Contribution Agreements and, if applicable, the Post-Signing Contribution Agreement (such transaction being referred to as the “Rollover Partial Redemption”). No later than five (5) Business Days prior to the Closing, the Seller shall deliver to Purchaser the documentation effecting the Rollover Partial Redemption, which shall be in form and substance reasonably acceptable to Purchaser.

(ii)    Immediately prior to the Closing, the Seller shall cause any transaction bonus due to the Non-Equity Rollover Holder in connection with the Closing to be paid (net of any applicable Tax withholdings) to the Purchaser TopCo which to the extent of such net payment to the Purchaser TopCo shall be deemed to be in satisfaction of the applicable portion of the subscription amount of the Non-Equity Rollover Holder under the Subscription Agreement, and the Subscription Agreement shall provide the Non-Equity Rollover Holder’s written consent for the Seller to cause such bonus otherwise payable to the Non-Equity Rollover Holder to be paid to Purchaser TopCo. Any such payment under this Section 5.1(e)(ii) shall be considered to have been compensation paid by the Company Group to the Non-Equity Rollover Holder in cash as of immediately prior to the Closing, with such amount (net of any applicable Tax withholdings) subsequently contributed by the Non-Equity Holder to the Purchaser TopCo.

(f)    Exclusivity. From the date hereof until the earlier of the Closing or the termination of this Agreement, the Seller will not, and will cause its and each member company of the Company Group’s respective officers, managers, directors, employees and Affiliates and their representatives to not, directly or indirectly (i) solicit, initiate, encourage or accept any proposal or offer relating to any Acquisition Proposal, (ii) engage in negotiations or discussions concerning, provide any information to any person in connection with, or otherwise cooperate in any way, assist or participate in, facilitate or encourage the submission of, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or (iii) agree to or approve any Acquisition Proposal. The Seller shall notify Purchaser promptly, but in any event within two (2) Business Days, orally and in writing if any such Acquisition Proposal, or any inquiry or other contact with any person with respect thereto, is made. Any such notice to Purchaser shall indicate in reasonable detail the identity of the person making such Acquisition Proposal, inquiry or other contact and the terms and conditions of such Acquisition Proposal, inquiry or other contact. The Seller will immediately cease and cause to be terminated any and all contacts, discussions and negotiations with third parties regarding the foregoing. The Seller shall not release any person from, or waive any provision of, any confidentiality or standstill agreement to which any member of the Company Group is a party in connection with the process of selling the Company Group, without the prior written consent of Purchaser. As used herein, the term “Acquisition Proposal” means any offer or proposal relating to, or any indication of interest in, (i) a direct or indirect possible sale or other disposition (whether by merger, reorganization, recapitalization or otherwise) of all or any part of the stock, Equity Securities or assets of the Company Group, (ii) any merger, consolidation or other business combination relating to the Company Group or (iii) any recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company Group.

(g)    280G Consent. Following the date hereof, the Seller will use commercially reasonable efforts to obtain from each Person to whom any payment or benefit is required or proposed to be made that could constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) a written agreement waiving such Person’s right to receive or retain some or all of such payment or benefit (the “Waived Benefit”) so that all remaining payments or benefits applicable to such Person shall not be deemed to be a parachute payment that would not be deductible under Section 280G of the Code, and to accept in substitution for such Waived Benefit the right to receive such payment or benefit only if approved by the equity holders of the Seller in a manner that complies with Section 280G(b)(5)(B) of the Code. As soon as practicable thereafter but in any event prior to two Business Days before the Closing, the Seller shall seek approval from the equity holders of the Seller in a manner that complies with Section 280G(b)(5)(B) of the Code of all payments and benefits that have been conditioned on the receipt of such approval. Prior to soliciting such waivers and vote, the Seller shall provide a draft of such waivers and such equity holder vote solicitation materials (together with supporting documentation) to Purchaser for Purchaser’s review and comment, and the Seller (and its advisors) shall incorporate such comments in good faith. Prior to the Closing, the Seller shall deliver to Purchaser written notice that a vote of the equity holders was solicited in accordance with the foregoing provisions of this Section 5.1(g) and that either (i) the requisite number of votes was obtained with respect to the Waived Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the Waived Benefits shall not be made or provided.

5.2    Purchaser’s Obligations. The following are Purchaser’s obligations prior to Closing:

(a)    Confidentiality. Purchaser hereby agrees to comply with the obligations under that certain Confidentiality Agreement, dated March 24, 2022, by and among William Blair & Company, L.L.C. and Compass Group Management LLC (the “Confidentiality Agreement”), except that Purchaser hereby agrees that all contacts with Purchaser and other persons with respect to the Company Group’s businesses, including contact with the Company Group’s employees, independent contractors, suppliers and customers, shall be coordinated through William Blair & Company, L.L.C. or any other person designated in writing by the Seller to Purchaser.

(b)    Warranty Policy. Purchaser shall pay all fees, costs and expenses (including all premium amounts) related to the Warranty Policy and has provided a copy of such Warranty Policy to the Seller prior to the date hereof. Without the prior written consent of the Seller, Purchaser agrees not to, and shall cause each insured party under the Warranty Policy not to, enter into or consent to any amendment to, or termination, cancellation or revocation of, the Warranty Policy that would result in a material adverse effect on the Seller or any Seller Related Party.

(c)    Lease Guaranty. Purchaser shall use commercially reasonable efforts to provide, or have a Purchaser Affiliate provide, a replacement guaranty (the “Replacement Guaranty”) for the guaranty set forth on Schedule 5.2(c) (the “Existing Guaranty”), on substantially similar terms as the Existing Guaranty, which Replacement Guaranty shall be effective as of the Closing, provided, however, that a failure to provide such Replacement Guaranty (including as a result of the applicable landlord not accepting a Replacement Guaranty or requiring terms that are not substantially similar to those in the Existing Guaranty), shall not result in a breach by Purchaser of the covenant set forth in this Section 5.2(c) and shall not be a condition to the obligation of the Seller to effect the Closing hereunder, and, provided, further, that upon a failure to provide such Replacement Guaranty, Purchaser shall indemnify Seller with respect to losses actually suffered by the Seller under the Existing Guaranty, in each case to the extent of losses arising under such guaranty as a result of actions, omissions or circumstances under the underlying lease first accruing or arising after the Closing Date.

5.3    Joint Obligations. The following shall apply with equal force to the Seller and Purchaser prior to Closing:

(a)    Consummate Transaction. Each of the Seller and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Transactions as soon as practicable.

(b)    Breach. Neither the Seller nor Purchaser shall intentionally perform any act which, if performed, or intentionally omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of said party to be untrue in any material respect as if originally made on and as of the Closing Date.

(c)    Government Approvals.

(i)    As promptly as practicable after the date hereof (but in any event within seven (7) Business Days after the date hereof), each of the parties hereto shall (x) file with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the HSR Act with respect to the Transactions and (y) as promptly as practicable, make any filings required or advisable under other applicable Antitrust Laws. Each of the parties hereto agrees to file any additional information requested by such agencies under the HSR Act and to reasonably make available to the other parties such information relative to its business, assets and property as such other parties may be required to file pursuant to the HSR Act or at the request of such agencies. Each party hereto will provide to the other party copies of all correspondence between it (or its advisors) and any such agency relating to this Agreement or any of the matters described in this Section 5.3(c); provided, that such correspondence does not contain or reveal confidential or privileged information of Purchaser, the Seller, the Company Group or their respective Affiliates or export-controlled information subject to export bans or licensing requirements.

(ii)    Without limiting the generality of the parties’ undertakings pursuant to this Section 5.3(c), each of the parties agrees to use their respective commercially reasonable efforts to avoid or eliminate any impediments under any export control, antitrust, foreign investment, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to expeditiously consummate the Transactions no later than the Termination Date; provided, however, that in no event shall Purchaser be required to propose, negotiate, offer to commit and effect, by consent decree, hold separate orders or otherwise, the sale, divesture or disposition of such of its or its Subsidiaries’ (or, following the Closing, the Company Group’s) assets, properties or businesses.

(iii)    Subject to the terms hereof (including Section 5.3(c)(ii) above), the parties hereto shall, and shall cause each of their respective Subsidiaries to, reasonably cooperate and use their respective commercially reasonable efforts to obtain any government clearances or approvals required for the Closing under any Antitrust Law, to respond to any government requests for information under any Antitrust Law, to cause any waiting periods under any applicable Antitrust Laws to expire or be terminated, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any injunction, temporary restraining order or other order in any Action. The parties hereto shall reasonably consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Neither the Seller nor Purchaser shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws or enter into any agreement with any Governmental Authority, except with the prior written consent of the other party. Each of the Seller and Purchaser shall, except as required by Law, not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the Transactions unless it consults with such other party in advance and, to the extent permitted by such Governmental Authority, gives such other party the opportunity to attend and participate thereat.

ARTICLE VI
Conditions to Closing

6.1    Conditions to the Seller’s Obligations. The obligation of the Seller to close the Transactions is subject to the fulfillment (or waiver by the Seller) of each of the following conditions on or prior to the Closing Date:

(a)    each of the representations and warranties of Purchaser contained in this Agreement (read without regard to any materiality qualifiers) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of an earlier date which need only be true and correct in all respects of such earlier date), except where the failure of such representations and warranties to be true and correct in all respects, in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the Transactions;

(b)    Purchaser shall have performed in all material respects all covenants and agreements of Purchaser required to be performed by Purchaser under this Agreement at or prior to the Closing Date; provided, that Purchaser’s payment obligations for the Aggregate Purchase Price under this Agreement shall have been fully complied with and performed in all respects;

(c)    no Action shall have been commenced, and not have been terminated, by any Governmental Authority on any grounds to restrain, enjoin or prohibit the consummation of the Transactions;

(d)    the waiting period under the HSR Act (if a filing is required under the HSR Act) with respect to the Transactions shall have expired or been terminated; and

(e)    Purchaser shall have delivered to the Seller each of the following:

(i)    a certificate of Purchaser, executed by a duly authorized officer thereof, dated as of the Closing Date, certifying that the conditions specified in Section 6.1(a) and Section 6.1(b) have been satisfied;

(ii)    a certificate of the Secretary or Assistant Secretary of Purchaser, dated as of the Closing Date, certifying as to (A) the resolutions of the Board of Directors of Purchaser authorizing the execution and performance of this Agreement and the transactions contemplated hereby, and (B) the incumbency and signatures of the officers of Purchaser executing this Agreement and any other agreement or certificate executed by Purchaser in connection with the Closing; and

(iii)    the Escrow Agreement, executed by Purchaser and the Escrow Agent.

Any agreement or document to be delivered to the Seller pursuant to this Section 6.1, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to the Seller.

6.2    Conditions to Purchaser’s Obligations. The obligation of Purchaser to close the Transactions is subject to the fulfillment (or waiver by Purchaser) of all of the following conditions on or prior to the Closing Date:

(a)    (i) the representations and warranties of the Seller contained in this Agreement (other than the Fundamental Representations of the Seller) that are qualified as to Material Adverse Effect shall be true and correct (as so qualified) in all respects as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of an earlier date which need only be true in all respects, as of such earlier date), (ii) each of the remaining representations and warranties (other than the Fundamental Representations of the Seller) that are not so qualified shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of an earlier date which need only be true in all respects, as of such earlier date), except where the failure of such representations and warranties to be true and correct, in all respects, individually or in the aggregate, does not result in a Material Adverse Effect, and (iii) the Fundamental Representations of the Seller contained in this Agreement shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that such Fundamental Representations of the Seller speak as of another date);

(b)    the Seller shall have performed in all material respects all covenants and agreements of Seller required to be performed by the Seller under this Agreement at or prior to the Closing Date;

(c)    since the date of this Agreement, there shall have been no Material Adverse Effect;

(d)    (i) no Action shall have been commenced, and not have been terminated, by any Governmental Authority on any grounds to restrain, enjoin or prohibit the consummation of the Transactions, and (ii) no formal legal complaint shall have been filed, and not dismissed or withdrawn prior to the Termination Date, with any Governmental Authority by a third party (which third party is not Purchaser, a Purchaser Related Party or acting on behalf of, or in concert with, the Purchaser or a Purchaser Related Party) which would, in Purchaser’s commercially reasonable determination after consultation with its outside legal counsel, have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement or to consummate the Transactions;

(e)    the waiting period under the HSR Act (if a filing is required under the HSR Act) with respect to the Transactions shall have expired or been terminated;

(f)    Michael Joyce shall not have expressly refused to comply with the material terms of the Restrictive Covenant Agreement executed by him; and

(g)    the Seller shall, or shall cause the Company Group to, have delivered to Purchaser each of the following:

(i)    a certificate of the Seller executed by a duly authorized officer thereof, dated as of the Closing Date, certifying that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied;

(ii)    a certificate of the Secretary or Assistant Secretary of the Seller, dated as of the Closing Date, as to (A) the resolutions of the managers of the Seller authorizing the execution and performance of this Agreement and the Transactions, and (B) the incumbency and signatures of the officers of the Seller executing this Agreement and any other agreement or certificate executed by the Seller in connection with the Closing;

(iii)    a certificate of the Secretary or Assistant Secretary of the Company, dated as of the Closing Date, as to (A) a copy of the Certificate of Incorporation of the Company, certified as of a recent date by the Secretary of State for the State of Delaware, (B) the Bylaws of the Company and (C) a certificate of good standing from the Secretary of State for the State of Delaware and each other state in which the Company is qualified to do business as a foreign corporation, in each case, issued as of a recent date by the Secretary of State, and with respect to (A) and (B), certifying that there have been no amendments thereto;

(iv)    a properly completed and duly executed Internal Revenue Service Form W-9;

(v)    the Escrow Agreement, executed by the Seller;

(vi)    pay-off letters (the “Pay-Off Letters”) in form and substance reasonably satisfactory to Purchaser, with respect to the pay-off amounts of the Indebtedness identified on Schedule 6.2(g)(vi) and all Liens and guarantees related to such Indebtedness shall either be terminated and released or the Pay-Off Letters shall specify they will be so terminated and released after satisfaction of the conditions specified therein (in a fashion that will not adversely impact the availability or material terms of the financing arrangements of Purchaser with respect to the Transactions) and Purchaser shall have received evidence of the foregoing reasonably satisfactory to it;

(vii)    the Estimated Closing Statement;

(viii)    evidence that any and all engagement letters between the Company Group and the Bankers have been terminated effective as of the Closing and a general release of all claims of the Bankers against the Company Group, in a form reasonably satisfactory to Purchaser;

(ix)    evidence that the Management Agreement, dated October 5, 2017, by and between Victor Capital Group LLC and PrimaLoft, Inc. has been terminated effective as of the

Closing and a general release of all claims of Victor Capital Group, LLC, against the Company Group;

(x)    certificates evidencing the Shares (other than the Rollover Shares), and a stock power in favor of Purchaser with respect to the Shares (other than the Rollover Shares); and

(xi)    resignations of the managers, directors and officers of the Company Group set forth on Schedule 6.2(g)(xi).

Any agreement or document to be delivered to Purchaser pursuant to this Section 6.2, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Purchaser.
ARTICLE VII
Post-Closing Agreements

7.1    No Survival; Certain Waivers.

(a)    Other than in the case of Fraud, the representations, warranties, covenants and agreements of the Seller and the Company Group contained in this Agreement or in any Ancillary Agreement will not survive beyond the Closing such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto against the Seller, any of the Seller’s Affiliates, or the Seller’s or the Seller’s Affiliates’ respective equityholders, members, partners, shareholders, managers, directors, officers, employees, agents and their respective representatives, heirs, successors and assigns (each a “Seller Related Party” and, collectively, the “Seller Related Parties”), and there will be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any the Seller, the Company Group or any other Seller Related Parties, except for those covenants and agreements and other provisions contained herein or in any agreement delivered pursuant to this Agreement that by their terms apply or are to be performed in whole or in part after the Closing, including those set forth in ARTICLE II (Purchase and Sale of the Shares), this ARTICLE VII (Post-Closing Agreements) and ARTICLE IX (Miscellaneous). Other than in the case of Fraud, the sole and exclusive remedy of Purchaser and the Purchaser Related Parties with respect to breaches of representations and warranties made to Purchaser shall be strictly limited to the Warranty Policy. For the avoidance of doubt, other than in the case of Fraud, the limitations on liability set forth in this Agreement shall still apply if the Warranty Policy is revoked, cancelled or modified in any manner or if the Warranty Policy insurer denies coverage for, or is unable to pay, any losses of Purchaser or the Purchaser Related Parties.

(b)    Other than in the case of Fraud, Purchaser, for itself and on behalf of its Affiliates and its and their respective equityholders, members, partners, managers, directors, officers, employees, agents, representatives, shareholders, successors and assigns (including, after the Closing, the Company Group) (each a “Purchaser Related Party” and, collectively, the “Purchaser Related Parties”), acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law (including all matters arising under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. or any other Environmental Law), any and all rights, claims and causes of action it may have against the Seller, any member of the Company Group or any Seller Related Party relating to the operation of the Company Group or their respective businesses or relating to the subject matter of this Agreement or any Exhibit or Disclosure Schedule hereto, or any Ancillary Agreement or as a result of any of the Transactions, whether arising under, or based upon, any Law (including common law) or otherwise

(including any right, whether arising at Law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived, in each case, other than claims against (i) the Seller pursuant to the terms of Sections 7.5, 7.7, 7.8, 7.9, 7.10, 9.1 and 9.3, (ii) any Rollover Holder pursuant to the Contribution Agreements and, if applicable, the Post-Signing Contribution Agreements, or any Non-Equity Rollover Holder related to the Subscription Agreement, and any related agreements in each case, or (iii) any Seller Related Party pursuant to the Non-Solicitation Agreement, the Restrictive Covenant Agreements, the Escrow Agreement or any other Ancillary Agreement, as applicable, to the extent, in each case, that such claims relate to obligations of the relevant party that survive the Closing. Furthermore, without limiting the generality of this Section 7.1 (No Survival; Certain Waivers) and other than (x) in the case of Fraud, (y) claims against any Rollover Holder pursuant to the Contribution Agreement and, if applicable, the Post-Signing Contribution Agreements, or any Non-Equity Rollover Holder related to the Subscription Agreement, and any related agreements, or (z) claims against any Seller Related Party pursuant to the Non-Solicitation Agreement, the Restrictive Covenant Agreements, the Escrow Agreement or any other Ancillary Agreement, as applicable, to the extent, in each case, that such claims relate to obligations of the relevant party that survive the Closing, Purchaser acknowledges and agrees that no claim will be brought or maintained by, or on behalf of, Purchaser or any other Purchaser Related Parties (including, after the Closing, the Company Group) against the Seller, the Company Group or any other Seller Related Party, and no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Seller or any other person set forth or contained in this Agreement or any Exhibit or Disclosure Schedule hereto, or any Ancillary Agreement, or as a result of any of the Transactions.

(c)    Purchaser acknowledges and agrees that the Purchaser Related Parties may not avoid the limitation on liability set forth in the immediately preceding subsections (a) and (b) by seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived, in each case against any Seller Related Party.

(d)    The parties hereto agree that the limits imposed on Purchaser’s remedies with respect to this Agreement and the Transactions were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Seller hereunder. The parties hereto further acknowledge and agree that the agreements contained in this Section 7.1 are an integral part of the Transactions and that without these agreements set forth in this Section 7.1, the Seller would not enter into this Agreement or the Ancillary Agreements or otherwise agree to consummate the Transactions.

7.2    Access to Records. Purchaser shall, and shall cause the Company Group to, provide reasonable access upon reasonable notice to the books and records of the Company Group to the Seller and its designees and representatives, for reasonable business purposes at all reasonable times during normal business hours, at Seller’s sole cost and expense for a six (6) year period after the Closing Date, to the extent relating to the business of the Company Group prior to the Closing Date, as reasonably required by the Seller for legitimate business purposes, which access shall be conducted in such a manner as to not interfere unreasonably with the operations of Purchaser or the Company Group; provided, however, that (x) this provision shall not require Purchaser to permit any access, or to disclose any information, that in the reasonable judgment of Purchaser, would reasonably be expected to result in (A) the loss of attorney-client privilege with respect to such information or (B) a Governmental Authority alleging that providing such information violates Antitrust Law, and (y) in no event shall the Seller or its designees or representatives be permitted to conduct any environmental inspections or reviews that involve sampling or other invasive testing at any of the properties without first obtaining Purchaser’s prior written consent thereto. If Purchaser determines in good faith, after consulting with counsel and Purchaser, that provision of certain access or information would result in the loss of attorney-client privilege or violate any applicable Law, Purchaser shall, and shall cause the Company Group to, use reasonable best efforts to implement alternative arrangements to provide the Seller alternative means of obtaining such access or information to the fullest extent practicable without risking loss of attorney-client privilege or violating applicable Law (including for example, redactions, summaries of information, etc.). As used in this Section 7.2, the right of access includes the right to make extracts or copies.

7.3    Compliance with WARN Act. Purchaser agrees that it will not, and will cause the Company Group to not, cause any of the employees of the Company Group to suffer an “employment loss” for purposes of the WARN Act if such employment loss would create any liability for the Seller under the WARN Act.

7.4    Covered Person Liability.

(a)    For a period of six (6) years after the Closing, Purchaser shall cause each member of the Company Group to: (i) indemnify and hold harmless each present or former officer, director or manager of the Company Group (each, a “Covered Person”) from and against any losses, claims, damages, liabilities, judgments, costs, expenses (including reasonable attorneys’ fees), fines and settlements in connection with any threatened, pending or completed Action arising out of or pertaining to any act or omission occurring on or prior to the Closing (including any which arise out of or relate to the Transactions), whether asserted or commenced prior to, on or after the Closing (each, a “D&O Claim”), to the full extent required by the provisions as in effect on the date hereof of each member company of the Company Group’s Organizational Documents, or pursuant to Law or any individual indemnity agreement as in effect as of the date hereof, with respect to the indemnification of Covered Persons (the “Indemnification Provisions”); (ii) advance expenses to the Covered Persons in connection with each D&O Claim to the full extent required or permitted by the Indemnification Provisions; (iii) honor the Indemnification Provisions as contract rights in favor of the Covered Persons, with respect to any D&O Claim; and (iv) maintain director and officer liability insurance which insurance shall provide coverage for the individuals who were Covered Persons of the Company Group prior to the Closing not less favorable than the coverage provided by the policy or policies maintained by the Company Group immediately prior to the Closing for the benefit of Covered Persons (the “D&O Tail”); provided that if the D&O Tail costs more than 300% of the current annual premium, the D&O Tail shall provide the maximum amount of coverage that can be obtained for 300% of the current annual premium.

(b)    All rights to exculpation and indemnification for acts or omissions occurring prior to the Closing now existing in favor of the Covered Persons as provided in any Indemnification Provision on the date hereof shall be maintained and shall survive the Closing and shall continue in full force and effect in accordance with their terms for a period of six (6) years after the Closing and Purchaser shall not and shall cause the members of the Company Group not to amend, repeal or otherwise modify such arrangements in any manner that would adversely affect the rights of the Covered Persons thereunder for such time period.

(c)    Notwithstanding anything to the contrary, it is agreed that the rights of a Covered Person under this Section 7.4 shall be in addition to, and not a limitation of, any other rights such Covered Person may have under the Indemnification Provisions, and nothing in this Section 7.4 shall have the effect of, or be construed as having the effect of, reducing the benefits to the Covered Persons under such arrangements.

(d)    Purchaser hereby acknowledges that the Covered Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons. Purchaser hereby agrees (i) that Purchaser and the members of the Company Group are the indemnitors of first resort (i.e., their obligations to the Covered Persons are primary and any obligation of such other persons to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such Covered Person are secondary), (ii) that Purchaser and the members of the Company Group, as applicable, shall be required to advance the full amount of expenses incurred by any Covered Person and shall be liable for the full indemnifiable amounts, in each case in accordance with the indemnification obligations described in this Section 7.4, without regard to any rights any such Covered Person may have against any such other person, and (iii) that Purchaser irrevocably waives, relinquishes and releases (and shall cause the Company to irrevocably waive, relinquish and release) such other persons from any and all claims against any such other persons for contribution, subrogation or any other recovery of any kind in respect thereof. Each of Purchaser and the members of the Company Group further agrees that no advancement or payment by any of such other persons on behalf of any such Covered Persons with respect to any claim for which such Covered Person has sought indemnification from Purchaser or any member of the Company Group shall affect the foregoing.

(e)    The provisions of this Section 7.4 are intended to be for the benefit of, and shall be enforceable by, each of the parties described in this Section 7.4, their heirs and their personal representatives. Purchaser shall cause the surviving or resulting entity of any merger, consolidation or similar transaction involving a member of the Company Group to assume the obligations imposed by this Section 7.4.

7.5    Tax Matters.

(a)    Pre-Closing Tax Matters.

(i)    The Seller shall be entitled to the refunds of (or credit against) Taxes allocable to any Pre-Closing Tax Period set forth on Schedule 7.5(a)(i), to the extent not accounted for in the Final Purchase Price. Except with the written consent of the Seller, Purchaser shall cause Tax refund or any credits against Taxes allocable to any Pre-Closing Tax Period to be claimed or cause a reduction in Taxes in the first year the refund or credit is available and shall not elect to carryover such refund or credit to a succeeding Tax year. Purchaser shall, and shall cause its Affiliates to, take such steps as may be reasonably available to secure any such refund or credit at the sole expense of Seller, provided that in no event shall Purchaser be required to file amended Tax Returns. Such Tax refunds or credits (net of any reasonable cost to Purchaser in obtaining or receiving such refunds or credits) shall be paid over by Purchaser to the Seller, as additional purchase price for the Shares, within fifteen (15) days after receipt thereto. Any over-accrual of Tax liabilities within the Closing Working Capital calculation or Indebtedness shall be considered a Tax refund allocated to a Pre-Closing Tax Period that is realized at the time that the Tax Return is filed that relates to such over-accrued Taxes.

(ii)    Purchaser and Seller shall each be liable for and pay fifty percent (50%) of any real property transfer or gains Tax, sales Tax, use Tax, documentary, recording, registration or stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement.

(iii)    To the extent the related expenses are economically borne by Seller, all deductions for (x) any bonuses paid on or prior to the Closing Date in connection with the transactions contemplated hereby, (y) expenses with respect to Indebtedness being paid in connection with the Closing, and (z) all transaction expenses and payments that are deductible for Tax purposes, including the Transaction Expenses and other fees and expenses of legal counsel, accountants, and investment bankers (such deductions described in clauses (x) through (z), the “Transaction Tax Deductions”) shall be claimed in a Pre-Closing Tax Period, to the extent permitted by applicable Law to a “more likely than not” level of comfort, and the Company Group shall make or cause to be made the safe harbor election described in IRS Revenue Procedure 2011-29 with respect to any Transaction Tax Deduction that is a “success-based fee” described in Treasury Regulation Section 1.263(a)-5(f).

(iv)    Company Tax Benefits realized or obtained only in the Tax year of the Closing or the next two (2) succeding Tax years shall be paid by Purchaser to the Seller within ten (10) days of the date that such Company Tax Benefits are actually realized (net of any reasonable costs to Purchaser of obtaining such benefits) (except to the extent such Company Tax Benefits were accounted for in the Final Purchase Price). For purposes of this Section 7.5(a)(iv), a Company Tax Benefit is actually realized or obtained only (A) upon the filing of a Tax Return (including a short period Tax Return) that shows a reduced Tax liability or (B) upon receipt of a Tax refund. Company Tax Benefits shall be calculated on a “with-and-without” basis. Notwithstanding anything to the contrary, in no event shall Purchaser be required to amend Tax Returns.

(v)    To the extent permitted under applicable Law, the parties shall treat any gains, income, deductions, losses, or other items realized by the Company Group for Income Tax purposes with respect to any transaction outside the ordinary course of business engaged in by the Company Group on the Closing Date, which occurs after the Closing or at the direction of Purchaser (other than transactions contemplated by this Agreement), as occurring on the day immediately following the Closing Date and to utilize the “next day rule” in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of state, local, or non-U.S. Law) for purposes of reporting such items on applicable Tax Returns; provided, however, for clarity, that the Transaction Tax Deductions shall be claimed in the Pre-Closing Tax Period in accordance with Section 7.5(a)(iii) and Section 7.5(d) to the extent permitted by applicable Law to a “more likely than not” level of comfort.

(vi)    Notwithstanding anything to the contrary herein, to the extent not accounted for in the Final Purchase Price, Purchaser’s sole and only source of recovery and recourse for Taxes for a Pre-Closing Tax Period shall be under the Warranty Policy, in accordance with its terms and up to the maximum applicable and available limits. From and after the Closing until the time that the Final Purchase Price is finally determined under Section 2.4, without the consent of Seller (which shall not be unreasonably withheld, conditioned or delayed), the Company Group shall not (and Purchaser shall cause the Company Group not to): (A) make, change or revoke any Tax election or deemed Tax election that has any retroactive effect to the portion of any Pre-Closing Tax Period (including an election under Section 338 of the Code in respect of the transactions subject to this Agreement), (B) grant an extension of any applicable statute of limitations that relates to a Pre-Closing Tax Period except for customary extensions upon request from a Taxing Authority, (C) amend or cause to be amended any Tax Return that relates to or includes a Pre-Closing Tax Period, (D) initiate any contact (including through any voluntary disclosure program or filing of a Tax Return that relates to or includes a Pre-Closing Tax Period inconsistent with past practice) with any Governmental Authority in respect of Taxes or Tax Returns that relates to a Pre-Closing Tax Period, (E) settle or compromise any Tax claim for a Pre-Closing Tax Period, or (F) take any action on the Closing Date but after the Closing other than in accordance with the terms of this Agreement or in the ordinary course of business, if, in each of the cases of clauses (A) through (F), such action causes the Final Purchase Price to decrease. Any such Taxes that arises as a result of a breach of the covenant set forth in the previous sentence shall not be taken into account in the calculation of the Final Purchase Price. If any such Taxes reportable on a Tax Return for a Pre-Closing Tax Period to be filed by Purchaser after the Closing Date have the impact of reducing the Final Purchase Price as finally determined under Section 2.4, (x) such Tax Returns shall be filed in a manner consistent with past practice and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in preparing and filing similar Tax Returns, provided positions taken on such Tax Returns are at a “more likely than not” level of comfort, and (y) such Tax Returns shall be submitted to Seller not less than thirty (30) days prior to the due date for filing such Tax Returns (or, if such due date is within forty five (45) days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by the Seller, and Purchaser shall take into account any changes to such Tax Returns as are reasonably requested by the Seller.

(vii)    If any amounts paid to Seller pursuant to Section 7.5(a)(i) and Section 7.5(a)(iv), shall subsequently be challenged successfully by any Governmental Authority, Seller shall repay to Purchaser or the Company such amount received by the Seller pursuant to Section 7.5(a)(i) and Section 7.5(a)(iv), net of any Tax benefits realized by the Company Group or Purchaser as a result of the payment of such amount to the Governmental Authority (together with any interest and penalties assessed by such Governmental Authority in respect of such amount). Such repayment obligation shall survive until the date that is ninety (90) days after the expiration of the applicable statute of limitations with respect to the collection by the applicable Governmental Authority or other person of the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof). Any such payment shall be treated as an adjustment ot the Aggregate Purchase Price. Notwithstanding anything to the contrary in this Section 7.5(a)(iv), the Seller’s obligations under this Section 7.5(a)(iv) shall in no event exceed the amounts paid to the Seller pursuant to Section 7.5(a)(i) and Section 7.5(a)(iv).

(viii)    Any amounts otherwise payable to the Seller pursuant to Section 7.5(a)(i) and Section 7.5(a)(iv) shall be paid by Purchaser as follows: (i) the Prosperity Plan Portion of such amounts otherwise payable to Seller pursuant to Section 7.5(a)(i) and Section 7.5(a)(iv) shall be paid to the Prosperity Plan Recipients (net of any applicable withholding Taxes) through the Company Group’s payroll provider, and (ii) the remainder shall be paid to the Seller pursuant to Section 7.5(a)(i) and Section 7.5(a)(iv).

(b)    Tax Sharing Agreements. The Seller and the Company or any of its Subsidiaries shall terminate as of the Closing Date any Tax sharing agreements or arrangements between the Seller and the Company or any of its Subsidiaries and any other person, and such Tax sharing agreements or arrangements shall have no further effect for any taxable year (whether the current year, a future year or a past year). After the Closing Date, the Company and its Subsidiaries shall not have any further rights or liabilities thereunder or under any payables or receivables arising therefrom or thereunder.

(c)    Cooperation on Tax Matters.

(i)    Purchaser and the Company, on the one hand, and each Seller on the other, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Returns related to the Company Group and any claim with respect to Taxes. Such cooperation shall include the retention and, upon the other party’s request, the provision of records and information that are reasonably relevant to any such claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that (x) Purchaser and the Company shall not be required to provide any Seller any Affiliated Group’s Tax Return or portion thereof (including any work papers or related documentation) of Purchaser or its Affiliates, (y) the Seller shall not be required to provide Purchaser any Affiliated Group’s Tax Return or portion thereof (including any work papers or related documentation) of Seller or its Affiliates (other than the Company or any of its Subsidiaries). Purchaser and the Company, on the one hand, and Seller, on the other hand, agree to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date for a period of seven (7) years and to abide by all record retention agreements entered into with any Taxing Authority; provided, that Purchaser may dispose of such books and records that are offered in writing to, but not accepted by, Seller.

(d)    Allocation of Taxes for a Straddle Period. For any Straddle Period, Taxes shall be attributable to the portion of such period ending on the Closing Date in an amount equal to: (i) in the case of any gross receipts, income, payroll, employment or similar Taxes, the portion of such Taxes allocable to the portion of the Straddle Period ending on or before the Closing Date, as determined on the basis of the deemed closing of the books and records of the Company at the Measurement Time (unless otherwise required by applicable Tax Law) and (ii) in the case of any Taxes other than those described in clause (i), the Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the beginning of the Straddle Period through and including the day prior to the Closing Date and the denominator of which is the number of days in the entire Straddle Period. For purposes of a Tax that is imposed as a result of the application of any rule under Subpart F of Subchapter N of the Code, the taxable period shall be assumed to end at the Measurement Time using a “closing of the books” method. For clarity, all Transaction Tax Deductions and amounts set forth in Schedule 7.5(a)(i) shall be allocated to the portion of the Straddle Period ending at the Measurement Time to the extent permitted by applicable Law to a “more likely than not” level of comfort.

(e)    PN7.

(i)    At Closing, the Seller shall effect the indirect transfer of the PrimaLoft (Xiamen) Trading Co LTD (the “China Entity”) to Purchaser (the “Indirect Transfer”). Within thirty (30) days of the execution of this Agreement (subject to commercially reasonable delays, including the normal processing time for the Seller’s tax advisors to translate this Agreement into a form that is acceptable to the PRC Taxing Authority), the Seller shall use commercially reasonable efforts to voluntarily file (whether in one or more filings), on behalf of the Seller and Purchaser, the documentation required by Circular – SAT Notice [2015] 7 (“Notice 7”) as a result of the Indirect Transfer, and any related transfers, with the applicable PRC Taxing Authority. The Seller shall, at least five (5) Business Days prior to the submission of such Notice 7 filing(s), deliver to Purchaser drafts of all Notice 7 filing(s) for Purchaser’s comment and approval (which shall not be unreasonably withheld, conditioned or delayed) and, within five (5) Business Days after filing, the Seller shall deliver to Purchaser complete copies of such filings and, if provided, an acknowledgement of receipt of such Notice 7 filing(s) issued by the applicable PRC Taxing Authority or other documentary evidence reasonably acceptable to Purchaser evidencing that such filing was made. The Seller shall timely notify Purchaser of any communications relating to the Indirect Transfer and such Notice 7 filing(s) with the relevant PRC Taxing Authority and shall keep Purchaser reasonably informed of the progress of such communications (including by providing to Purchaser copies of all material reporting and filings relating to the Indirect Transfer and the Notice 7 filing(s)) and shall allow Purchaser to participate in any such communications. Purchaser shall notify the Seller promptly, but in any event not later than five (5) Business Days after receipt, of any queries or requests by any PRC Taxing Authority related to the Indirect Transfer of the China Entity to Purchaser.

(ii)    If the Indirect Transfer is determined to be a taxable transaction in China, the Seller and Purchaser shall each be responsible for timely paying fifty percent (50%) of any additional China Taxes attributable to the Indirect Transfer to the appropriate PRC Taxing Authority, and the party under applicable Law that is required to do so shall file any applicable Tax Returns with the appropriate PRC Taxing Authority. Purchaser and Seller shall each be liable for and pay fifty percent (50%) of any such Taxes and relevant late payment surcharges and penalties (if any). If the Indirect Transfer is determined by the PRC Taxing Authority to be non-taxable in China, Seller shall provide to Buyer a tax notice issued by the PRC Taxing Authority or other documentary evidence reasonably acceptable to Buyer such as a meeting minutes/ note issued by a reputable tax advisor in relation to a meeting with the PRC Taxing Authority confirming the non-taxable position.

7.6    Employee Matters.

(a)    For at least one (1) year following the Closing Date, Purchaser shall, or shall cause its Affiliates to, provide to the employees of the Company Group to the extent employed by the Company Group after the Closing (“Company Employees”) with (i) as to each Company Employee at least the same level of base salary or hourly wage rate, as the case may be, that was provided to such Company Employee immediately prior to the Closing and (ii) target annual cash performance bonus opportunities (but not equity-based incentive opportunities) that are not materially less than the target annual cash performance bonus opportunities in effect with respect to Company Employees in the aggregate immediately prior to the Closing.

(b)    Following the Closing Date, Purchaser shall, or shall cause its Affiliates to, honor all vacation, sick pay and other paid time off for Company Employees accrued but unused as of the Closing Date, on terms and conditions not less favorable than the terms and conditions in effect immediately prior to the Closing Date.

(c)    Periods of employment with the Company Group and any of its predecessors and Affiliates shall be taken into account for purposes of determining eligibility and vesting (but not benefit accrual) for each Company Employee under all employee benefit plans, programs, policies or arrangements of Purchaser or its Affiliates in which such Company Employee is eligible to participate on or following the Closing Date (each, a “Purchaser Benefit Plan”), in each case, to the same extent such service was recognized under a comparable Benefit Plan prior to the Closing Date; provided, however, that no such crediting of service shall result in duplication of benefits for the same period of service.

(d)    With respect to each Purchaser Benefit Plan that is a group health plan which replaces coverage under a comparable Benefit Plan in which any Company Employee participated immediately prior to the Closing Date, Purchaser shall use commercially reasonable efforts to cause (i) all preexisting condition exclusions, evidence of insurability or good health, waiting periods, actively-at-work exclusions or other limitations with respect to participation and coverage requirements applicable to each Company Employee to be waived to the extent waived or satisfied under the comparable Benefit Plan in which such Company Employee participated immediately prior to the Closing Date, and (ii) credit to be given to each Company Employee for any applicable amounts paid or eligible expenses incurred (whether in the nature of co-payments or coinsurance amounts, amounts applied toward deductibles or other out-of-pocket expenses) by such Company Employee (and his or her covered spouses, dependents or beneficiaries) under the terms of the Benefit Plan toward satisfying any applicable deductible, co-payment, coinsurance, maximum out-of-pocket requirements and like adjustments or limitations under the applicable Purchaser Benefit Plan that replaces such Benefit Plan for the plan year in which the Closing Date occurs.

(e)    Nothing contained in this Section 7.6 or any other provision of this Agreement, expressed or implied, shall give any third person, other than the parties to this Agreement, any rights or remedies of any nature whatsoever, including but not limited to any right to continued employment or service with the Company Group or Purchaser or any of its Affiliates, under or by reason of this Section 7.6 and no provision of this Section 7.6 shall create any third party beneficiary rights in any other person, including any current or former employee, manager, director, consultant or other individual service provider of the Company Group, to enforce the provisions of this Section 7.6 or any other matter related thereto or shall be construed to amend or modify any Benefit Plan or any employee benefit plan, program, policy or arrangement sponsored by Purchaser or its Affiliates.

7.7    Post-Closing Remittances. If, on or after the Closing Date, Purchaser or the Seller or any of their respective Affiliates receives any mail, courier package, facsimile transmission, purchase order, invoice, service request or other document or property intended for or otherwise the property of such other party pursuant to the terms of this Agreement, the party that receives such property agrees to hold it in trust and promptly notify and remit such property to the party entitled thereto within three (3) Business Days of receipt.

7.8    Further Assurances. As and when required by any party hereto, each party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, at the requesting party’s expense, all such further or other actions, as such other party may reasonably deem necessary or desirable to transfer and convey the Shares to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the Transactions.

7.9    Confidentiality.

(a)    Effective as of the Closing, the Confidentiality Agreement and the obligations of the parties thereunder shall terminate in their entirety without additional action by any party.

(b)    For a period of two (2) years from the Closing Date, the Seller shall not, and shall use commercially reasonable efforts to cause its Affiliates and its and their representatives that receive access to Confidential Information not to disclose or otherwise make available any Confidential Information to any person other than Purchaser and its representatives acting on its behalf, except (i) solely to the extent necessary to comply with, or enforce its rights under, this Agreement or the Ancillary Agreements, (ii) as requested or expressly permitted in writing by Purchaser or any of its Affiliates, (iii) in connection with the defense or prosecution of any Action arising from or relating to this Agreement or the Ancillary Agreements, (iv) is lawfully acquired by such party, and of its Affiliates or their respective representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (v) to the extent compelled or required by any Governmental Authority or by other requirements of applicable Law or as otherwise required to comply with any Tax, regulatory reporting, audit or other compliance obligations. “Confidential Information” means all confidential and proprietary information, documents, and materials relating to the Company Group or its business, including trade secrets, Intellectual Property Rights, software and documentation, client information, subcontractor information (including lists of clients and subcontractors), internal analyses, analyses of competitive products, strategies, merger and acquisition plans, marketing plans, corporate financial information, information related to negotiations with third parties, internal audit reports, contracts and sales proposals, pricing and costs of specific products and services, training materials, employment records, performance evaluations, and other sensitive information; provided, however, that “Confidential Information” will not include information that was or becomes generally available to the public through no breach of this Agreement by the Seller or any of its representatives.

(c)    Effective as of the Closing, the Seller hereby assigns to Purchaser all of the Seller’s right, title and interest in and to any confidentiality agreements related to the Company Group or its business entered into by the Seller (or any of its respective Affiliates or representatives), on the one hand, and each person (other than Purchaser and its Affiliates and representatives) who entered into any such agreement or to whom Confidential Information was provided in connection with the process of selling the Company Group, on the other hand.

7.10    Use of Name. No later than sixty (60) days following the date hereof, the Seller shall, and shall cause its Affiliates to, change the name of any Subsidiary or Affiliate of the Seller (for the avoidance of doubt, other than the Company Group) to a name bearing no resemblance to “Primaloft” or any similar, derivative or related names and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or containing the foregoing, or otherwise, in whatever context used, including any trademark registrations (or applications for registration) related thereto and any name or mark confusingly similar thereto (collectively, the “Purchaser Marks”) and all goodwill associated with the foregoing. After sixty (60) days following the date hereof, neither the Seller nor any of its Subsidiaries or Affiliates shall use any of the Purchaser Marks in the operation of their businesses.

ARTICLE VIII
Termination

8.1    Right to Terminate. This Agreement and the Transactions may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of Purchaser and the Seller;

(b)    by Purchaser in the event of any breach or failure to perform by the Seller of any of the Seller’s covenants, representations and warranties contained in this Agreement which breach or failure to perform would give rise to the failure of the conditions set forth in Section 6.2, and which breach or failure to perform (A) cannot be cured by the Seller or, if capable of being cured, shall not have been cured prior to the earlier of (i) the Termination Date and (ii) thirty (30) days following receipt by the Seller of written notice of such breach or failure to perform from Purchaser and (B) has not been waived by Purchaser; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to Purchaser if Purchaser’s failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the failure of Closing to occur on or prior to the aforesaid date;

(c)    by the Seller in the event of any breach by Purchaser of any of Purchaser’s covenants, representations and warranties contained in this Agreement which breach or failure to perform would give rise to the failure of the conditions set forth in Section 6.1, and which breach or failure to perform (A) cannot be cured by Purchaser or, if capable of being cured, shall not have been cured prior to the earlier of (i) the Termination Date and (ii) thirty (30) days following receipt by Purchaser of written notice of such breach or failure to perform from the Seller and (B) has not been waived by the Seller; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Seller if the Seller’s failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the failure of Closing to occur on or prior to the aforesaid date;

(d)    by prompt notice, given in accordance with Section 9.2, by either Purchaser or the Seller if the Closing shall not have occurred at or before 11:59 p.m. on October 1, 2022 (the “Termination Date”); provided, however, that the Termination Date shall be extended to November 30, 2022 in the event that a complaint is filed as described in Section 6.2(d)(ii) and; provided, further, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to fulfill any of its material obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date;

(e)    by Purchaser or the Seller if any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions; or

(f)    by Purchaser, if between the date hereof and the Closing, a Material Adverse Effect has occurred, which shall not have been cured prior to the earlier of (i) the Termination Date or (ii) thirty (30) days following receipt by Purchaser of written notice of such event or condition.

8.2    Certain Effects of Termination.

(a)    In the event of the termination of this Agreement by the Seller or Purchaser as provided in Section 8.1:

(i)    subject to Section 8.2(b), the provisions of this Agreement shall immediately become void and of no further force or effect;

(ii)    the Confidentiality Agreement shall remain in effect, including any obligations with respect to the return or destruction of confidential information; and

(iii)    there shall be no liability on the part of Purchaser, on the one hand, or the Seller, on the other, as between one another, except to the extent provided in Section 8.4.

(b)    This Section 8.2, Section 8.3, Section 8.4 and ARTICLE IX shall survive any termination of this Agreement.

8.3    Remedies. Notwithstanding any termination right granted in Section 8.1, in the event of the non-fulfillment of any condition to the closing obligations of a party hereto, in the alternative, such party may elect to do one of the following:

(a)    proceed to close (including a closing following exercise of specific performance rights under Section 8.3(c)) despite the non-fulfillment of any closing condition, it being understood that consummation of the Closing shall waive any breach of any representation, warranty or covenant and of such party’s rights and remedies with respect thereto to the extent that such party has actual knowledge of such breach and the Closing shall nonetheless occur;

(b)    decline to close, terminate this Agreement as provided in Section 8.1 and may also elect to seek damages to the extent permitted in Section 8.4; or

(c)    seek specific performance of the obligations of another party hereto. Each party hereto hereby agrees that in the event of any breach by such party of this Agreement, the remedies available to the other parties hereto at law would be inadequate and that such party’s obligations under this Agreement may be specifically enforced.

8.4    Limitation on Claims. If this Agreement is terminated pursuant to Section 8.1, no party hereto shall have any claim against the other parties hereto, except for knowing or willful material breaches of any representations, warranties or covenants contained in this Agreement (including the failure of a party to consummate the Transactions following the satisfaction of all the conditions to such party’s obligations under ARTICLE VI) prior to the time of such termination, which breach is the basis for the termination of this Agreement.

ARTICLE IX
Miscellaneous

9.1    Publicity.

(a)    Prior to the Closing, no press releases or other public announcement related to this Agreement or the Transactions shall be issued or made by any party hereto without the prior consent of the Seller and Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), except as otherwise required by Law (in the reasonable opinion of counsel), in which case Purchaser and the Seller shall consult with each other with respect to and have the right to review such press release or announcement prior to its issuance, distribution or publication, except that: (i) Purchaser and/or any direct or indirect parent or Affiliate of Purchaser shall be permitted to issue such press releases, make such public statements, make any filings (including with the Securities and Exchange Commission) and/or provide or participate in interviews (whether for articles, television, radio, podcasts or otherwise) and/or make other media appearances as otherwise consistent with past practices of Purchaser and/or any direct or indirect parent or Affiliate of Purchaser; provided, however, (A) Purchaser will have afforded the Seller, for a reasonable period prior to the making of such release, statement or filing (in each case if in writing), a reasonable opportunity to review the intended form and substance of such release, announcement, disclosure or filing (for the avoidance of doubt, such reviewing party shall not have any consent or approval rights with respect to any such release, announcement, disclosure or filing), and (B) in the case of interviews and/or other media appearances, Purchaser will have discussed with the Seller prior to such interview or other media appearance; and (ii) Purchaser and/or a direct or indirect parent or Affiliate of Purchaser shall be permitted to file this Agreement with the Securities and Exchange Commission and make disclosures regarding this Agreement and the Transactions pursuant to filings with

Securities and Exchange Commission. Except as otherwise required by Law (in the reasonable opinion of counsel) or with the prior consent of both Purchaser and the Seller, no press releases, public announcement, interviews or media appearances shall state the amount of any consideration payable hereunder.

(b)    Notwithstanding Section 9.1(a), after the date hereof, the Seller may provide disclosure of the Transactions (as well as the material terms hereof) to any current or prospective investors or lenders to the Seller or any of its Affiliates solely to the extent already disclosed by Purchaser and/or a direct or indirect parent or Affiliate of Purchaser pursuant to its filings with the Securities and Exchange Commission or otherwise.

9.2    Notices. All notices, demands and other communications to be given hereunder shall be in writing and shall be deemed to have been given (a) on the date delivered by hand to the address below, (b) on the date of transmission if sent by email with confirmation of transmission by the transmitting equipment or (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight courier service. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below:

If to the Seller:
c/o Victor Capital Partners LLC
2385 NW Executive Center Drive, Suite 240
Boca Raton, Florida 33431
Attention: Douglas Korn and David Affinito
Email: dkorn@victorcapitalpartners.com
daffinito@victorcapitalpartners.com

with a copy (which shall not constitute notice) to:
Blank Rome LLP
130 N. 18th Street
Philadelphia, Pennsylvania 19103
Attention: Linsey B. Bozzelli and Gary R. Goldenberg
Email: linsey.bozzelli@blankrome.com
gary.goldenberg@blankrome.com

If to Purchaser:

c/o Compass Group Management LLC
301 Riverside Ave., 2nd Floor Westport, Connecticut 06880
Attention: Zach Sawtelle
Email: zach@compassdiversified.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP 3161 Michelson Drive Irvine, California 92612
Attention: John M. Williams
Michelle M. Gourley
Email: jwilliams@gibsondunn.com
mgourley@gibsondunn.com

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 9.2.

9.3    Expenses. Except as otherwise provided in this Agreement, each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the Transactions, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses. All premiums and related costs due under the Warranty Policy shall be paid by Purchaser to the applicable insurer at or prior to date hereof (if applicable per the terms thereof) and at or prior to the Closing. All filing fees payable under the HSR Act shall be paid by Purchaser when due to the relevant Governmental Authority. All costs, fees and expenses relating to the D&O Tail shall be paid 50% by Purchaser and 50% by the Seller.

9.4    Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way. Purchaser acknowledges that it has conducted an independent investigation of the financial condition, assets, liabilities, properties and projected operations of the Company Group in making its determination as to the propriety of the Transactions, and in entering into this Agreement, has relied solely on the results of said investigation and on the representations and warranties of the Company Group and the Seller expressly contained in this Agreement.

9.5    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Seller without the prior written consent of Purchaser, or by Purchaser without the prior written consent of the Seller, in each case not to be unreasonably withheld, delayed or conditioned by such party, and any attempted assignment without such consent shall be void and of no force and effect; provided, however, that (a) Purchaser (i) may assign any of its rights or delegate any of its duties under this Agreement to any Affiliate; and (ii) may assign its rights, but not its obligations, under this Agreement to any lender to Purchaser or any Affiliate thereof as security for obligations to such lender in respect of the financing arrangements entered into in connection with the Transactions; provided, further, that no assignment to any such Affiliate or lender shall in any way affect Purchaser’s obligations or liabilities under this Agreement, and (b) after the Closing, the Seller may assign this Agreement to any of their respective beneficial owners or successors by operation of Law; provided, that no such assignment shall in any way affect the Seller’s obligations or liabilities under this Agreement.

9.6    Schedules and Exhibits. The Schedules and Exhibits (including the Disclosure Schedules) referenced in this Agreement constitute an integral part of this Agreement as if fully rewritten herein and shall be considered incorporated herein. The information and disclosures set forth on any particular schedule of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference with respect to all other schedules of the Disclosure Schedules to the extent that the applicability of such information and disclosures to such other schedules is readily apparent. The inclusion of any information or disclosure in the Disclosure Schedules shall not be deemed an admission that such information or disclosure is material for the purposes of this Agreement. Where the representations and warranties in this Agreement contain specific dollar threshold items, disclosures listed in response thereto may include items that are below such dollar thresholds. Such additional matters are set forth for informational purposes only. The inclusion of any information or disclosure in the Disclosure Schedules relating to any possible breach or violation of any contract or Law will not be construed as an admission or indication to any third party that any such breach or violation exists or has actually occurred. No reference in the Disclosure Schedules to any agreement or document shall be construed as an admission or indication by any party to this Agreement to any third party of any matter whatsoever, including that such agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document, except as otherwise explicitly set forth in the Disclosure Schedules or this Agreement.

9.7    Amendment; Waiver. This Agreement shall not be modified or amended except pursuant to an instrument in writing duly executed by an authorized representative on behalf of Purchaser and the Seller. In addition, any failure of a party hereto to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing and duly executed by an authorized representative of the waiving party. The failure in any one or more instances of a party hereto to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

9.8    Counterparts and Electronic Signatures. This Agreement may be executed and delivered in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A facsimile or other copy of a signature, including execution and delivery of the Agreement by electronic exchange bearing the copies of the signature of a party hereto, shall be deemed an original for purposes of this Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a party’s intent or the effectiveness of such signature.

9.9    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties hereto under this Agreement.

9.10    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the choice-of-laws or conflicts-of-laws provisions thereof.

9.11    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including third party beneficiary rights, except that the Covered Persons shall be third party beneficiaries of Section 7.4.

9.12    WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, SUIT, ACTION OR CAUSE OF ACTION, INQUIRY, PROCEEDING OR INVESTIGATION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN

CONNECTION WITH, THIS AGREEMENT, THE SUBJECT MATTER HEREOF OR THE TRANSACTIONS, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 9.12 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.12 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

9.13    Consent to Jurisdiction. The parties to this Agreement submit to the exclusive jurisdiction of Delaware Chancery Court, any other state court in the State of Delaware, and the United States District Court for the District of Delaware (and the appropriate appellate courts), in respect of the interpretation and enforcement of the provisions of this Agreement and any Ancillary Agreement, and by this Agreement, waive, and agree not to assert, any defense in any Action for the interpretation or enforcement of this Agreement and any Ancillary Agreement, that they are not subject thereto or that such Action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the Action is brought in an inconvenient forum, or that the venue of the Action is improper. Each party hereto waives personal service of any and all process upon it, and consents that all services of process be made by registered or certified mail, return receipt requested, directed to it at its address as set forth in Section 9.2, and service so made shall be treated as completed when received. Nothing in this Section 9.13 shall affect the right of the parties hereto to serve legal process in any other manner permitted by Law.

9.14    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by a party in accordance with their specific terms or were otherwise breached by a party hereto. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by another party hereto and to enforce specifically the terms and provisions hereof against another party hereto in any court having jurisdiction, this being in addition to any other remedy to which a party hereto is entitled at law or in equity.

9.15    Interpretation. Unless the context indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The term “person” shall be construed broadly to include any individual, any type of business entity (including a corporation, joint-stock company, partnership, limited liability company, joint venture, association or unincorporated association), any other type of legal entity (including a trust), or any other entity or organization, including any Governmental Authority. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation” or “but not limited to.” The terms “herein,” “hereunder,” “hereby,” “herewith” and “hereof” and words of like import, unless otherwise stated, refer to this entire Agreement as a whole (including any schedules and exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, Schedules and Exhibit references are to the Articles, Sections, Schedules and Exhibits of this Agreement unless otherwise specified. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The term “pending” shall mean pending (but shall not be construed as referring to any Action against the Company Group or the Seller that has been filed but not yet served on the Company Group or the Seller), and “threatened” means threatened (and shall be construed as referring, without limitation, to any Action against the Company

Group or the Seller that has been filed but not yet served on the Company Group or the Seller). The words describing the singular number will include the plural and vice versa. The phrase “made available” in this Agreement will mean that the information referred to has been made available if requested by the party to whom such information is to be made available and such requested information shall be deemed to have been “made available” if such information has been posted to an electronic datasite that is accessible by such requesting party or a representative thereof or such requested information has been emailed or otherwise sent to such requesting party or representative or such requesting party or representative otherwise has knowledge of how to obtain access to such requested information. “Business Day” means any day other than a Saturday, Sunday or a national holiday or a day on which commercial banks in New York City are authorized to close. All references to “dollars” or “$” will be deemed references to the lawful money of the United States of America. The word “or” shall not be exclusive. Unless the context otherwise requires, references herein: (a) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (b) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement. References to the “Company Group” shall be deemed to refer to each member company of the Company Group, individually, where the context indicates.

9.16    Headings. The headings contained in this Agreement are for convenience of reference only, do not themselves form a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

9.17    Waiver of Conflicts; Attorney-Client Communications.

(a)    Recognizing that Blank Rome LLP has acted as legal counsel to the Seller and the Company Group, the Seller’s members and their respective Affiliates prior to the Closing, and that the Seller, the Seller’s members and their respective Affiliates intend to continue to engage Blank Rome LLP to act as legal counsel to the Seller, the Seller’s members and their respective Affiliates after the Closing, Purchaser consents to, waives, and will not assert, and agrees to cause the Company Group to consent to, waive, and to not assert any present, past or future actual or potential conflict of interest that may arise in connection with (i) Blank Rome LLP representing any or all of the Seller, the Seller’s members or any officer, employee, manager or director of the Company Group or their respective Affiliates prior to or after the Closing and (ii) the communication by Blank Rome LLP to such persons, in any such representation, of any fact known to Blank Rome LLP, including attorney-client communications, including with respect to clauses (i) and (ii) in connection with any negotiation, arbitration, mediation, litigation or other Action in any way related to a dispute with Purchaser or the Company Group or any other person following the Closing, and the disclosure of any such fact in connection with any process undertaken for the resolution of such dispute.

(b)    Purchaser, for itself, its Affiliates (including the Company Group following the Closing) and any other Purchaser Related Party, irrevocably acknowledges and agrees as follows: (i) all communications of any nature at any time (and all records of such communications) between any or all of the Seller, the Seller’s members and the Company Group (prior to Closing), any officer, manager, director, employee, or agent of the Company Group, and their respective Affiliates, any of the Company Group’s brokers, financial advisors, attorneys, accountants and other advisors, including Blank Rome

LLP and their respective partners and employees, and all work product of Blank Rome LLP with respect to, relating to, or in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Action arising under or in connection with, this Agreement or any Ancillary Agreement, the Transactions or any Acquisition Proposal, and all matters related to any of the foregoing (individually and collectively “Attorney-Client Communications”) shall at all times be subject to the attorney-client privilege or attorney work-product doctrine, as applicable, solely in favor of and held by the Seller, and shall be deemed to be confidential and proprietary information solely of the Seller; (ii) such privilege or doctrine shall be held solely by, and may be waived only by, the Seller and its respective representatives, successors and assigns, and not by the Company Group, Purchaser or any other Purchaser Related Party, or their Affiliates, successor or assigns; (iii) all Attorney-Client Communications, and all records, and copies or extracts of records, of or maintained by the Company Group of or relating to Attorney-Client Communications in any form, including hard copy or in digital or electronic media, and all rights, privileges and interests therein shall be (and hereby are) irrevocably and completely assigned, transferred and delivered by the Company Group to the Seller immediately prior to Closing, may be removed by the Seller from the Company Group’s possession, and the Company Group and the Purchaser Related Parties and their Affiliates, successors and assigns shall have no right or interest therein of any nature whatsoever including any access to or possession of such records or copies and any right to waive the attorney-client privilege or attorney work-product doctrine with respect to any Attorney-Client Communications and (iv) Blank Rome LLP shall not have any duty whatsoever to reveal or disclose any such Attorney-Client Communications or files to the Company Group or any other Purchaser Related Party by reason of any attorney-client relationship between Blank Rome LLP and the Company Group, the Purchaser Related Parties or otherwise.

(c)    Purchaser, for itself, its Affiliates (including the Company Group following the Closing) and any other Purchaser Related Party acknowledges that they have had the opportunity to discuss and obtain adequate information concerning the significance and risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Section 9.17. This Section 9.17 is for the benefit of the Seller. This Section 9.17 is irrevocable, and no term of this Section 9.17 may be amended, waived or modified, without the prior written consent of the Seller. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or any member of the Company Group and a third party (other than a party to this Agreement) after the Closing, the Company Group may assert the attorney-client privilege to prevent disclosure of confidential communications by the Seller or its Affiliates to such third party. Nothing contained herein shall be deemed to limit any right of Purchaser or its Affiliates (including, after the Closing, the Company Group) to obtain any information in connection with any dispute among the parties and/or the Seller to the extent permitted by the applicable rules of discovery (taking into account the attorney-client privilege retained by the Seller and its respective representatives, successors and assigns under this Section 9.17).

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SELLER:

VP PRIMALOFT HOLDINGS, LLC

By: /s/ Douglas Korn
Name: Douglas Korn
Title: Manager

[Signature page to Stock Purchase Agreement]

PURCHASER:

RELENTLESS INTERMEDIATE, INC.

By: /s/ Zach Sawtelle
Name: Zach Sawtelle
Title: President and Chief Executive Officer

[Signature page to Stock Purchase Agreement]

EXHIBIT A
DEFINITIONS

Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Affiliate” means, with respect to a specified person, all persons Controlling, Controlled by or under common Control with the specified person.

“Affiliated Group” means any affiliated group as defined in Section 1504 of the Code that has filed a consolidated return for U.S. federal income tax purposes (or any consolidated, combined or unitary group under state, local or non-U.S. Law).

“Aggregate Rollover Amount” means the sum of (i) $32,742,925, and (ii) any amount identified as the “Rollover Amount” in any Post-Signing Contribution Agreements that may be entered into by Post-Signing Equity Rollover Holders prior to the Closing in accordance with the terms of this Agreement.

“Ancillary Agreements” means the Confidentiality Agreement, the Contribution Agreements, the Post-Signing Contribution Agreements (if applicable), the Escrow Agreement, the Limited Guaranty, the Restrictive Covenant Agreements, the Pay-Off Letters and any other documents, certificates or instruments delivered in connection with this Agreement or any of the foregoing.

“Anti-Corruption Laws” means all U.S. and non-U.S. applicable Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other applicable federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“CARES Act” means The Coronavirus, Aid, Relief and Economic Security Act, Pub. L. 116–136 (116th Cong.) (Mar. 27, 2020), and any amendment thereof, successor law, or executive order, executive memo, administrative or other guidance or legislation published with respect thereto by any Governmental Authority.

“Cash Equivalents” means (a) collectively, the aggregate consolidated amount of cash on hand and in banks and cash-equivalents of the Company Group, in each case as determined as of the Measurement Time in accordance with GAAP (without regard to any purchase accounting adjustments arising out of the Transactions) minus (b) cash on hand and in banks and cash-equivalents of the Company Group, in each case as determined as of the Measurement Time in accordance with GAAP (without regard to any purchase accounting adjustments arising out of the Transactions) where use of such cash and cash-equivalents is restricted by applicable Law, Contract or otherwise minus (c) cash on hand and in banks and cash-equivalents of the Company Group, in each case as determined as of the Measurement Time in accordance with GAAP (without regard to any purchase accounting adjustments arising out of the Transactions) equal to the amount of all outstanding checks written on an account of the Company Group that have not yet cleared minus (d) solely with respect to cash on hand and in banks and cash equivalents of the Company Group held in bank accounts located outside of the United States, the amounts payable by the Company Group in repatriating such cash and cash equivalents to the United

States (such amount payable by the Company group being deemed to be 4% of such cash on hand and in banks and cash equivalents of the Company Group held in bank accounts located outside of the United States); provided that Cash Equivalents in excess of $10,000,000 (the “Cash Equivalents Cap”) shall not be taken into account (i) for purposes of the preparation of the Estimated Closing Statement and the calculation of the Estimated Aggregate Purchase Price pursuant to Section 2.3 or (ii) for purposes of the preparation of the Closing Statement and the calculation of the Final Purchase Price pursuant to Section 2.4. For clarity, (i) Cash Equivalents will be increased (not to exceed the Cash Equivalents Cap) by the amount of any cash and checks previously received by the Company Group or their respective banks, whether or not cleared, and deposits in transit, (ii) with respect to bank overdrafts and outstanding checks, Cash Equivalents will not be reduced by the amounts thereof where the associated current liability is included in the computation of Closing Working Capital, but Cash Equivalents will be reduced by such amounts where the associated current liability is not included in such computation of Closing Working Capital, and (iii) Cash Equivalents will not include amounts collected by the Company Group where the associated accounts receivable is included in the computation of Closing Working Capital.

“Closing Working Capital” means (A) the consolidated current assets (excluding Cash Equivalents and Income Tax refunds) of the Company Group as calculated in accordance with Exhibit C, minus (B) the consolidated current liabilities (excluding any items constituting Indebtedness or Transaction Expenses) of the Company Group as calculated in accordance with Exhibit C, each determined as of the Measurement Time in accordance with Exhibit C, and in each case excluding, deferred Income Tax assets, current Income Tax liabilities, deferred Income Tax liabilities, any amounts included in Pre-Closing Taxes, or any liabilities that are required to be reserved under ASC 740 or ASC 450 with respect to Income Taxes on the Preliminary Closing Balance Sheet in accordance with GAAP or Indebtedness on the Preliminary Closing Balance Sheet in accordance with GAAP.

“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company Intellectual Property Rights” means all of the Intellectual Property Rights owned or purported to be owned by the Company Group.

“Company Tax Benefits” means the amount of reduction in Tax liability realized and any Tax refunds obtained in any Tax period of the Company Group that is attributable to (i.e., would not be available but for) any deductions available to the Company Group with respect to the Transaction Tax Deductions.

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral.

“Control,” including the terms “Controlled by” and “under common Control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such person.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associate epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” furlough, workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guideline or recommendation by any Governmental Authority or public health agency in connection with or in response to COVID-19, including the CARES Act and all Occupational Safety and Health Administration and Centers for Disease Control and Prevention guidelines and requirements, such as social distancing, cleaning, and other similar or related measures (but only, in the case of discretionary items, to the extent they are reasonable and prudent in light of the business of the Company Group and applied in good faith to the business of the Company Group).
“Customer Deposit Post-Closing Tax Amount” means the income Tax to be paid by the Company Group in a Tax period other than a Pre-Closing Tax Period on any customer advance amounts as of the Measurement Time for products that have not been shipped as of the Measurement Time, such amount being calculated as the product of (i) forty percent (40%) (which is the Company Group’s EBITDA margin), (ii) the customer advance amounts as of the Measurement Time for products that have not been shipped as of the Measurement Time, and (iii) the combined U.S. federal, state and local income Tax rate of the Company Group as of the Measurement Time.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, directives, claims, liens, proceedings or written notices of noncompliance or violation by any person alleging potential liability arising out of, based on or resulting from: (i) the presence or Release of any Hazardous Substance at any location, whether or not owned by the Company Group; or (ii) a violation of any Environmental Law.

“Environmental Laws” means all applicable federal, state or local statutes, laws, rules, ordinances, codes, regulations, or binding judgments and orders, in each case, in effect on the Closing Date and relating to the environment or human health and safety in respect to exposure to Hazardous Substances, including laws and regulations relating to the generation, handling, transportation, treatment, storage, disposal, discharge, Release, threatened Release, control, or cleanup of any Hazardous Substances.

“Environmental Permits” means all licenses, consents, authorizations, waivers, permits, registrations and approvals from a Governmental Authority required pursuant to Environmental Laws.

“Equity Security” means (a) any common, preferred, or other capital stock, limited liability company interest, unit or membership interest, partnership interest or similar security; (b) any warrants, options, or other rights to, directly or indirectly, acquire any security described in clause (a); (c) any other security containing equity features or profit participation features; (d) any security or instrument convertible or exchangeable directly or indirectly, with or without consideration, into or for any security described in clauses (a) through (c) above or another similar security (including convertible notes); and (e) any security carrying any warrant or right to subscribe for or purchase any security described in clauses (a) through (d) above or any similar security. The Equity Securities of the Seller shall refer to the Class A Units of the Seller and Class B Incentive Units of the Seller but shall not refer to ownership of phantom equity under the Prosperity Plan, or any other phantom equity plan or similar participation right in the Seller, the Company or their Subsidiaries.

“Fraud” means a knowing misrepresentation or omission of a fact with respect to the making of any representation or warranty in ARTICLE IV sufficient to constitute common law fraud under Delaware Law; provided, however, that “Fraud” shall not include a reckless misrepresentation or omission of a fact.

“Fundamental Representations” means the representations and warranties of the Seller contained in Sections 4.1(a) and (b) (Organization; Authority; Enforceability), 4.4 (Capitalization; Subsidiaries), and 4.26 (Brokers and Finders).

“GAAP” means United States generally acceptable accounting principles, consistently applied by the Company Group, in effect on the date hereof.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority (including any government and any governmental agency, regulatory body, bureau, instrumentality, court, tribunal or commission, or any subdivision, department or branch of any of the foregoing).

“Hazardous Substances” means any chemicals or wastes which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances” or “pollutants” under any Environmental Law, including any petroleum or refined petroleum products, radioactive materials, perfluoroalkyl and polyfluoroalkyl substances, friable asbestos or polychlorinated biphenyls.

“Immediate Family” means, with respect to any specified person, such person’s spouse, parents, children, grandparents, grandchildren and siblings, including adoptive relationships and relationships through marriage, or any other relative of such person that shares such person’s home.

“Income Tax Return” means any Tax Return with respect to any Income Tax.

“Income Taxes” means any income, franchise, net profits, excess profits or similar Taxes measured on the basis of net income.

“Indebtedness” means, without duplication, the sum of the following items of the Company Group, each determined as of the Measurement Time in accordance with GAAP: (i) all indebtedness for borrowed money (including the principal amount thereof and the amount of accrued and unpaid interest thereon), whether or not represented by bonds, debentures, notes or other securities, whether owing to banks, financial institutions or otherwise, (ii) all obligations evidenced by a bond, debenture, note or similar instrument, (iii) all obligations with respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to the Company Group thereunder), (iv) all obligations in respect of surety bonds, letters of credit or acceptances or similar facilities issued or created for the account of the Company Group, (v) all obligations to pay amounts under a lease of real or personal property which was classified as a capital or finance lease of the Company Group in accordance with GAAP, (vi) unless paid prior to the Closing, the $80,000 signing bonus due to the Company’s Senior Vice President, Technology, and any employment Taxes payable by the Company Group with respect to the foregoing, (vii) any amounts for the deferred purchase price or earn out liabilities associated with past acquisitions, (viii) all unpaid management fees, (ix) all guaranties and other obligations in respect of any of the foregoing, (x) all premiums, fees or penalties related to any of the foregoing and related break-up fees to the extent such Indebtedness is repaid on the Closing Date, (xi) all declared but unpaid dividends, and (xii) all accrued, unpaid Pre-Closing Taxes. Indebtedness shall exclude (A) Transaction Expenses, (B) intercompany obligations between or among the Company Group, (C) any amounts relating to a current liability included in the computation of Closing Working Capital and (D) any uncalled or undrawn amounts (or contingent reimbursement obligations) under any outstanding surety bonds, letters of credit or acceptances or similar facilities issued or created for the account of the Company Group.

“Intellectual Property Rights” means any of the following in any jurisdiction throughout the world: (i) trademarks, service marks, trade names, trade dress, brand names, product names, logos, designs, slogans and all goodwill associated with the foregoing, any and all common law rights therein, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all extensions and renewals of any of the foregoing; (ii) copyrightable works and copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; (iii) patents, patent applications (including provisional patent applications) and statutory invention registrations, including reissues, divisionals, continuations, continuations in part, renewals, extensions and reexaminations thereof, all patents which may issue on such applications, all foreign equivalents thereof, and all rights therein provided by international treaties or conventions; (iv) domain names, internet addresses, social media accounts and registrations pertaining thereto; (v) all information, inventions (whether or not patentable), improvements, practices, algorithms, formulae, trade secrets, techniques, methods, procedures, knowledge, results, data, protocols, processes, models, designs, drawings, specifications, materials and any other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing of products; (vi) all tangible embodiments of the foregoing; and (vii) the right to sue and to collect past, present and future damages for infringement or violation of any of the foregoing.

“International Trade Laws” means all applicable economic sanctions, export controls, import and customs requirements, and anti-boycott regulations, including, without limitation, those administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of Commerce, the U.S. Department of Homeland Security, and the U.S. Department of State, or other applicable economic sanctions, export control, or customs authority of any relevant foreign jurisdiction.

“Laws” means all federal, state, regional, provincial, local or foreign laws, including constitutions, statutes, ordinances, codes, rules and regulations.

“Liens” means any charges, claims, limitations, conditions, equitable interests, mortgages, indentures, licenses, covenants not to sue, liens, licenses, covenants not to sue, options, pledges, security interests, easements, encroachments, rights of first refusal, adverse claims or restrictions of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Material Adverse Effect” means any event, occurrence, circumstance, development, change or fact that, when considered individually or in the aggregate, would have or would reasonably be expected to be materially adverse to (x) the condition (financial or otherwise), assets, liabilities, operations, results of operations or business of the Company Group, taken as a whole, or (y) the ability of the Seller or the Company Group to perform their obligations under this Agreement or to consummate the Transactions; provided that, for purposes of this Agreement, a Material Adverse Effect will not include any events, occurrences, circumstances, developments, changes or facts resulting or arising from: (i) the general deterioration in the economy affecting the United States or any other geographic region in which the Company Group operates or the industries in which the Company Group operates (provided, that such change or deterioration does not affect the Company Group in a materially disproportional manner relative to other participants in the industries in which the Company Group operates); (ii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index) (provided, that such change or deterioration does not affect the Company Group in a materially disproportional manner relative to other participants in the industries in which the Company Group operates); (iii) political or regulatory conditions in the United States or any other geographic region in which the Company Group operates (provided, that such conditions do not affect the Company Group in a materially disproportional manner relative to other participants in the industries in which the Company Group operates); (iv) changes in the industries in which the Company Group operates (provided, that such conditions do not affect the Company Group in a materially disproportional manner relative to other participants in such industries); (v) any change attributable to the negotiation, execution, authorized announcement, pendency or pursuit of the Transactions, including but not limited to (A) any litigation resulting therefrom and (B) any disruption in supplier, distributer, customer, partner or similar relationships; (vi) any matter set forth in the Disclosure Schedules attached hereto; (vii) any act of terrorism or sabotage, act of war (whether or not declared), other international or national unrest or hostilities; (viii) earthquake, hurricane, tornado, storm, flood, wildfire or other natural disaster; (ix) any change resulting from adverse economic conditions, travel restrictions, shelter-in-place policies, mandatory business closures, quarantines or the like arising from disease outbreaks, epidemics or pandemics (including COVID-19) (provided, that such conditions do not affect the Company Group in a materially disproportional manner relative to other participants in the industries in which the Company Group operates); (x) changes in GAAP after the date hereof; (xi) compliance with the terms of, or the taking of any action required by, this Agreement and the transactions and other agreements contemplated hereby; or (xii) any failure by the Company Group to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement (provided, that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account when determining whether there has been, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (i)-(xi) of this definition).

“Measurement Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Non-Solicitation Agreement” means the Non-Solicitation Agreement between the Company and the party listed on Schedule 1(C) executed as of the date of this Agreement.

“Offsite Facility” means any facility which is not presently, and never has been, owned, leased or occupied by the Company Group.

“Pandemic Response Laws” means the CARES Act, the Families First Coronavirus Response Act, the Executive Order Re: Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster (Aug. 8, 2020), and any other similar or additional federal, state, local, or foreign law, or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“PEO Benefit Plan” means any Benefit Plan sponsored and maintained by a professional employer organization and covering employees of the Company Group.

“Permitted Liens” means (i) Liens adequately reserved against in the Financial Statements in accordance with GAAP; (ii) Liens for Taxes and other governmental charges and assessments which are not yet due and payable or which may hereafter be paid without penalty or which are being contested in good faith for which adequate reserves have been established in accordance with GAAP; (iii) Liens of landlords, carriers, warehousemen, mechanics and materialmen or other like Liens incurred in the ordinary course of business for sums not yet due for which adequate reserves have been established in accordance with GAAP; (iv) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (v) easements, covenants, rights-of-way and other similar restrictions or conditions of record, imperfections of title or encumbrances on property (other than Intellectual Property Rights) that do not detract from the value of or impair the existing use of the property affected by such imperfection or encumbrance; (vi) Liens arising under original purchase price conditional sales contracts and operating equipment leases (that do not constitute Indebtedness) with third parties entered into in the ordinary course of business and under which the Company Group is not in default; (vii) zoning, entitlement, building and other land use regulations imposed by a Governmental Authority having jurisdiction over the property that do not prohibit the use thereof as historically operated by the Company Group; (viii) Liens that have been placed by any developer, landlord or landlord’s financing sources on real property over which the Company Group has easement rights or on the fee title of the real property constituting the Leased Premises or any statutory liens of landlord’s on the Leased Premises solely to the extent that foreclosure of the same would not result in a termination of such lease or the tenant’s right to occupy the applicable Leased Premises; (ix) Liens securing Indebtedness to be satisfied at Closing and (x) Liens identified on Schedule 4.6.

“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means any income Taxes of the Company Group attributable to a Pre-Closing Tax Period, which for these purposes shall (i) take into account any Transaction Tax Deductions in accordance with Section 7.5(a)(iii) and Section 7.5(d), (ii) not take into account any amounts described in Section 7.5(a)(v), and shall also not take into account any taxable income earned by the Company Group on the Closing Date but after the Measurement Time other than Deferred Items described in clauses (iii), (iv) and (v) of this definition (but for clarity, the Transaction Tax Deductions shall be taken into account in accordance with Section 7.5(a)(iii) and Section 7.5(d)), (iii) take into account income Taxes of the Company Group attributable to any income that will be required to be recognized by the Company Group after the Closing Date under Section 481(a) of the Code for any change in accounting method made prior to Closing, (iv) take into account income Taxes of the Company Group due after the Closing under Section 965(h) of the Code and “subpart F income” or “global intangible low-taxed income” within the meaning of Sections 951 and 951A of the Code or any corresponding or similar provision of Law attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date (based on an interim closing of the books method ending at the Measurement Time) and (v) include the Customer Deposit Post-Closing Tax Amount.

“Prosperity Plan” means the VP PrimaLoft Holdings, LLC Prosperity Plus Plan.

“Prosperity Plan Portion” means the portion of any particular payment that is made after Closing Date hereunder that is payable to the Prosperity Plan Recipients pursuant to the Prosperity Plan, as determined by the Seller.

“Prosperity Plan Recipients” means those individuals that are eligible recipients of payments under the Prosperity Plan as of the Closing Date.

“Purchaser’s Knowledge” (and any similar phrase) means the actual knowledge as of the date hereof and as of the Closing Date of Zach Sawtelle and Ryan Thorp, in each case after due inquiry.

“Related Party” with respect to any specified person, means: (i) any Affiliate of such specified person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any person who serves as a director, executive officer, partner, member or in a similar capacity of such specified person; or (iii) any Immediate Family member of a person described in clause (ii).

“Release” means any release, spill, emission, leaking, injection, deposit, disposal, discharge or dispersal into the atmosphere, soil, surface water or groundwater.

“Restrictive Covenant Agreements” means the Restrictive Covenant Agreements between the Company and each of the parties listed on Schedule 1(A) executed as of the date of this Agreement.

“Rollover Pro Rata Amount” means, with respect to each Rollover Holder, the percentage of a particular payment received by the Seller under this Agreement after the Closing Date that such Rollover Holder would have received if the Seller distributed such particular payment to its members (including the Rollover Holder) on the assumption that the Rollover Partial Redemption did not occur.

“Sanctioned Country” means any country or region that is or was in the last five years the subject or target of comprehensive sanctions or an economic embargo under International Trade Laws (including at present Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic and Luhansk People’s Republic).

“Sanctioned Person” means any person that is the subject or target of sanctions or restrictions under International Trade Laws, including: (i) any person listed on any applicable U.S. or non-U.S. economic sanctions- or export control-related restricted party list, including but not limited to the OFAC Specially Designated Nationals and Blocked Persons List, Sectoral Sanctions Identifications List, or other relevant OFAC list; the Denied Persons, Unverified, or Entity Lists, maintained by the U.S. Department of Commerce; the Debarred List or non-proliferation sanctions lists maintained by the U.S. Department of State; the EU Consolidated List of Financial Sanctions Targets, maintained by the European Union; the UK Sanctions List maintained by HM Treasury; or the UN Consolidated List, maintained by the UN Security Council; or (ii) any person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i) so as to subject the person to sanctions.

“Seller’s Knowledge” (and any similar phrase) means the actual knowledge as of the date hereof and as of the Closing Date with respect to the Company Group, of each of Michael Joyce, Tom Seaver, Chris Humphries, Mike Martini, Manish Jain and Bob Sameski, in each case after due inquiry.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to a specified person, any corporation, limited liability company, partnership, association or other business entity whether incorporated or unincorporated, of which (i) such person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such person is a general partner or managing member.

“Target Working Capital” means negative $4,182,000.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxes” means (i) any federal, state, local or foreign net income, gross income, gross receipts, net profits, excess profits, windfall profit, severance, property, escheat, unclaimed property, production, sales, use, license, excise, franchise, employment, payroll, social security, withholding, alternative or add-on minimum, ad valorem, value-added, goods and services, transfer or stamp tax, or any other similar tax, custom, duty, governmental fee or other like assessment or charge, together with any interest or penalty, imposed by any Governmental Authority and “Tax” means any one of the foregoing Taxes and (ii) all amounts described in clause (i) above payable as a result of having been a member of an Affiliated Group or as a result of successor or transferee liability, or by contract.

“Taxing Authority” means any Governmental Authority responsible for the administration, imposition or collection of any Tax.

“Transaction Expenses” means all fees, commissions, costs and expenses incurred by or on behalf of the Seller or the Company Group on or prior to the Closing Date or that the Company Group is otherwise legally obligated to pay or reimburse in connection with the process of selling the Company Group or the negotiation, preparation or execution of this Agreement or the performance or consummation of the Transactions to the extent not paid at or prior to the Closing, including (i) all brokerage or finders’ fees or agents’ commissions or any similar charges, including the amounts payable to the Bankers, (ii) all third party out-of-pocket fees, commissions, costs and expenses incurred by or on behalf of the Company Group (including legal, accounting, financial advisory and consulting fees), (iii) any transaction- or change of control-related bonuses, payments, severance, termination or retention obligations or similar amounts payable in the future or due by the Company Group to employees and independent contractors of the Company Group (excluding, for the avoidance of doubt, any such payments resulting from the termination of any such person at or after the Closing or any action taken by, or at the direction of, Purchaser or any of its Affiliates) and the Taxes (including the employer’s share of any payroll Taxes) attributable to such amounts, (iv) any fees or expenses associated with obtaining the release and termination of any Liens in connection with the Transactions and (v) 50% of the D&O Tail. Notwithstanding anything to the contrary contained herein, no liability shall be treated as both a Transaction Expense and Indebtedness or a current liability in the Closing Working Capital.

“Warranty Policy” means a buyer’s-side representations and warranty insurance policy bound on and as of the date hereof and effective as of the Closing, in the form provided to the Seller prior to the date hereof.